Execution Version

AGREEMENT AND PLAN OF MERGER
dated as of
November 11, 2024
among
ADAMS RESOURCES & ENERGY, INC.
TRES ENERGY LLC
and
ARE ACQUISITION CORPORATION

- i -

- ii -

- iii -

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of November 11, 2024, among Adams Resources & Energy, Inc., a Delaware corporation (the “Company”), Tres Energy LLC, a Texas limited liability company (“Parent”), and ARE Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H :

WHEREAS, each of the board of directors of the Company (the “Board of Directors”) the sole manager of Parent and the board of directors of Merger Sub have approved and adopted the execution of this Agreement and the transactions contemplated hereby and declared it advisable that the respective stockholders of the Company and Merger Sub approve and adopt this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1.
DEFINITIONS

SECTION 1.01. Definitions.

(a) As used herein, the following terms have the following meanings:
“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.
“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third Party offer or proposal relating to (i) any acquisition, issuance or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company (measured by the fair market value thereof as of the date of such purchase or acquisition), (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company (measured by the fair market value thereof as of the date of such purchase or acquisition), (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction or series of related transactions involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company (measured by the fair market value thereof as of the date of such purchase or acquisition), (iv) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or other transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 80% of the equity interests of the surviving or resulting entity of such transaction or (v) any combination of the foregoing.

“Action” means any action, mediation, suit, charge, litigation, arbitration, claim, crossclaim, proceeding, demand, investigation, inquiry, examination, audit, review or other enforcement or arbitration proceeding by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling”, “controlled” and “under common control with” have correlative meanings.
“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated, unitary or similar group under state, local or non-U.S. law).
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, applicable anti-bribery legislation enacted by member states of the European Union and signatories implementing the OECD Convention Combating Bribery of Foreign Officials and other similar Applicable Laws from time to time.
“Applicable Law” means, with respect to any Person, any domestic or foreign federal, state or local law (statutory, common or otherwise), act, constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, directive, ruling, statute or other similar requirement enacted, adopted or promulgated by a Governmental Authority that is binding upon or applicable to such Person.
“Bosard Grant Agreements” means the (i) Common Stock Grant Agreement, dated August 12, 2022 by and between the Company and Tyler Bosard, and (ii) Common Stock Grant Agreement, dated August 12, 2022 by and between the Company and Trey Bosard.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized or required by Applicable Law to close.
“Code” means the Internal Revenue Code of 1986.
“Company Balance Sheet” means the consolidated balance sheet of the Company as of the Company Balance Sheet Date and the footnotes thereto set forth in the Company’s report on Form 10-Q for the fiscal quarter ended on the Company Balance Sheet Date.
“Company Balance Sheet Date” means June 30, 2024.
“Company Cash Award” means each cash retention or severance award granted by the Company under any Company Plan.
“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Sub.
“Company Material Adverse Effect” means any event, change, effect, state of facts, development, occurrence or circumstance that, individually or in the aggregate, (x) has had, or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole or (y) would, or would reasonably be expected to, prevent, materially impair or delay the ability of the Company and its Subsidiaries to perform their obligations under, or to consummate the transactions contemplated by, this Agreement, but with respect to clause (x) only, excluding any effect resulting, directly or indirectly, from (i) changes (after the date of this Agreement) in GAAP, (ii) changes in general economic, political, regulatory, legal or tax conditions in the United States or any other country or region, including changes in financial, credit, securities or currency markets (including changes in interest or exchange rates), (iii) changes in conditions generally affecting the industries in which the Company and its Subsidiaries operate, (iv) changes (after the date of this Agreement) in Applicable Law or the official interpretation thereof, (v) changes in geopolitical conditions (including the current dispute and conflict between the Russian Federation and Ukraine and in Israel and Gaza and any evolutions thereof and any sanctions or other Applicable Laws, directives, policies, guidelines or recommendations promulgated by any Governmental Authority in connection therewith), the outbreak or escalation of hostilities, acts of war, sabotage, terrorism, broad-based cyberattacks, cyberterrorism, natural disasters, acts of god, demonstrations, public disaster, epidemics, pandemics or other diseases (including COVID-19) including any deterioration or worsening thereof, (vi) the negotiation, execution or delivery of, or performance of the express obligations set forth in, this Agreement or the announcement, pendency, or consummation of the transactions contemplated by this Agreement or the identity of Parent or any of its Subsidiaries or the announcement of Parent’s plans or intentions with respect to the conduct of the business of the Company following Closing, including the impact of the foregoing on the relationships, contractual or otherwise, of the Company and any of its Subsidiaries with customers, suppliers, service providers, Governmental Authorities or any other Persons relating to the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement (provided, that this clause (vi) shall be disregarded for purposes of determining the satisfaction of the conditions in Section 9.02(b) with respect to representations and warranties in Section 4.04), (vii) any failure by the Company or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance or integration synergies for any period (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (viii) any actions taken (or omitted to be taken) at the express written request of Parent or Merger Sub, (ix) changes in the price and/or trading volume of the shares of Company Common Stock or any other securities of the Company on the NYSE American or any other market on which such securities are quoted for purchase and sale or changes in the credit ratings of the Company (it being understood that any underlying facts giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect) or (x) any actions taken (or omitted to be taken) by the Company or any of its Subsidiaries that are expressly required to be taken (or omitted to be taken) pursuant to this Agreement (provided, that this clause (x) shall be disregarded for purposes of determining the satisfaction of the conditions in Section 9.02(b) with respect to representations and warranties in Section 4.04), except, with respect to clauses (i), (ii), (iii), (iv) and (v), to the extent that such event, change, effect, state of facts, development, occurrence or circumstance has had a disproportionate adverse effect on the Company or any of its Subsidiaries relative to other companies operating in the industry or industries in which the Company or any of its Subsidiaries conducts business, in which case the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred or would reasonably be expected to occur a Company Material Adverse Effect.
“Company Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject thereto) or (ii) equity, equity-like, bonus, incentive, deferred compensation or other compensation or benefit plan, program, policy, arrangement or agreement, in each case that is sponsored, maintained, contributed to, or required to be contributed to by the Company or any of its Subsidiaries, including for the benefit of any Company Service Provider or former Company Service Provider, or under or with respect to which the Company or any of its Subsidiaries has or would reasonably be expected to have any current or contingent liability or obligation (including on behalf of any ERISA Affiliate), other than any such plan or agreement that is (A) statutorily mandated and (B) implemented, administered or operated by any Governmental Authority.
“Company PSA” means an outstanding award of shares of Company Restricted Stock for which the number of shares of Company Common Stock deliverable under such award is determined based on the satisfaction of performance conditions.
“Company Restricted Stock” means a share of Company Common Stock that is represented by and underlying a Company Stock Award.
“Company RSA” means an outstanding award of shares of Company Restricted Stock that vests and is deliverable based on the satisfaction of time-based vesting conditions, and excludes any Company PSA.
“Company Service Provider” means an employee, director or other individual service provider of the Company or any of its Subsidiaries.

“Company Stock Award” means a bookkeeping unit that (a) represents a right to receive a share of the Company’s Common Stock upon the completion of a vesting period and/or the satisfaction of designated performance criteria, and (b) is granted pursuant to a Company Stock Plan.
“Company Stockholder Approval” means adoption of this Agreement by the affirmative vote, at a stockholders’ meeting duly called and held for such purpose, of holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote on such matter.
“Company Stock Plans” means the Adams Resources & Energy, Inc. Amended and Restated 2018 Long-Term Incentive Plan and any inducement share or award agreements with Company Service Providers.
“Company Systems” means any and all IT Systems owned by, or leased, subscribed or licensed to, or used by the Company or any of its Subsidiaries.
“Confidentiality Agreement” means that certain Confidentiality Agreement listed in Section 1.01(a) of the Company Disclosure Schedule.
“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19, and all related strains and sequences, including any variants or evolutions or mutations thereof or related or associated epidemics, pandemics, public health emergencies or disease outbreaks.
“Credit Agreement” means that certain Credit Agreement, dated as of October 27, 2022, by and among the Company, Gulfmark Asset Holdings, LLC, and Service Transport Company, as borrowers, Cadence Bank, as administrative agent, swingline lender and issuing lender, and the other lenders party thereto, as amended, restated, supplemented or otherwise modified from time to time.
“Data Security Incident” means any breach of security, phishing incident, ransomware or malware attack, or other similar incident affecting any of the Company Systems or any Personal Data Processed by or on behalf of the Company or any of its Subsidiaries.
“Data Security Requirements” means: (a) all Applicable Laws relating to the Processing of Personal Data; (b) all Applicable Laws concerning the security of any Company System; (c) all Contracts to which the Company or any of its Subsidiaries is a party or otherwise bound that relate to the Processing of Personal Data; d) all industry standards, including applicable Payment Card Industry (PCI) Data Security Standard requirements, relating to privacy and information security used by a prudent similarly-situated company in its business; and (e) each publicly posted policy and notice relating to the Processing of Personal Data and/or the security of the Company Systems.
“Delaware Law” or the “DGCL” means the Delaware General Corporation Law.
“Environmental Laws” means Applicable Laws, in effect as of the date hereof, that have as their principal purpose the protection of the environment or natural resources, or regulation of the emission, discharge, Release, treatment, storage, disposal, use, handling, transportation, management or response to Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any Person (whether incorporated or unincorporated) that is, or was at the relevant time, together with the Company or its Subsidiaries, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes such Person that is, or was at the relevant time, a member of the same “controlled group” as an Acquired Company pursuant to Section 4001(a)(14) of ERISA.
“Ex-Im Laws” means all Applicable Laws relating to export, re-export, transfer or import controls (including without limitation, the Export Administration Regulations administered by the U.S. Department of Commerce and customs and import laws administered by U.S. Customs and Border Protection).

“Foreign Investment Laws” means Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of threatening national security, public order or security of supply.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, arbitrator, public or private arbitral body, or the NYSE American or any self-regulatory organization.
“GulfStar Engagement Letter” means that certain engagement letter, dated August 15, 2023 by and between the Company and GulfStar Group II, LTD.
“Hazardous Material” means any substance, material or waste that is regulated under Environmental Law as a “hazardous substance”, “extremely hazardous substance”, “hazardous material”, “hazardous waste”, or “toxic substance”, as well as petroleum products and by-products thereof, asbestos and asbestos-containing materials, radioactive materials (but excluding naturally occurring radioactive materials), polychlorinated biphenyls, and those per- and polyfluoroalkyl substances which are specifically listed as “hazardous substances” for the purpose of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., as amended, or subject to maximum contaminant levels established under the Safe Drinking Water Act, 42 U.S.C. §300f et seq., as amended, and regulated under applicable Environmental Laws.
“Intellectual Property” means any and all intellectual property and similar proprietary rights in any jurisdiction throughout the world and all rights arising out of or associated therewith, including rights arising out of or associated with the following: (a) all patents and applications therefor and any and all reissues, divisions, revisions, renewals, extensions, provisionals, reexaminations, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how (including manufacturing and production processes, research and development information and technical data), technology, databases, data collections and data, algorithms, formulae, procedures, protocols, techniques, and business information (including financial and marketing plans, supplier and customer lists, and pricing and cost information) and all documentation relating to any of the foregoing; (c) all works of authorship (whether copyrightable or not), all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto (including renewals, extensions, reversions, restorations, derivative works and moral rights); (d) all industrial designs and any registrations and applications therefor; (e) computer software; (f) all trademarks and service marks, trade names, logos, slogans, trade dress, Internet domain names, social media identifiers and accounts, corporate names, doing business designations and all other indications of origin (whether or not registered), including all goodwill associated therewith and all registrations and applications for registration of the foregoing; and (g) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing.
“IT Systems” means any and all computer hardware, firmware, software, servers, workstations, routers, switches, network, Internet-access and Cloud-based services, computer networks, telecommunications, equipment and all other information technology equipment.
“Knowledge” means (i) with respect to the Company, the actual knowledge, assuming reasonable inquiry of direct reports, of the individuals listed in Section 1.01(b) of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge of the officers of Parent.
“Lien” means, with respect to any property or asset, any mortgage, lien, license, pledge, charge, security interest, encumbrance or other similar adverse claim of any kind in respect of such property or asset.
“Maximum Increase” means, with respect to a current Company Service Provider, the lesser of: (a) three percent (3%) of the rate set forth on Section 4.18(a) of the Company Disclosure Schedule, or (b) such other amount that is approved by the Company on a routine annual base, consistent in terms and timing with the Company’s past practice.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA
“Multiple Employer Plan” means a (a) “multiple employer plan” as defined in Section 210 of ERISA or Section 413(c) of the Code, or (b) “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.
“NYSE American” means the NYSE American.
“Parent Material Adverse Effect” means any event, change, effect, development or occurrence that would reasonably be expected to prevent or materially impair or delay the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.
“Permit” means any approvals, authorizations, consents, licenses, ordinances, permits, certificates, commissions, franchises, registrations, accreditations, variance filings, exemptions or notices of intent issued or granted by, obtained from or made with or to a Governmental Authority.
“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet or notes thereto or securing liabilities reflected on the Company Balance Sheet or notes thereto, (ii) Liens for Taxes, assessments and similar charges that are not yet due and payable or are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (iii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (iv) any easements, covenants, conditions, restrictions and other similar matters of record affecting title that do not, individually or in the aggregate, materially and adversely impair the continued use and operation of the property to which they relate in the business of the Company and its Subsidiaries as currently conducted, (v) any Liens or encumbrances on title affecting a lessor’s (or sublessor’s) interest in any of the Leased Real Property or affecting the interest of a subtenant of Company or its Subsidiaries therein that do not, individually or in the aggregate, materially and adversely impair the use of the Leased Real Property to which they relate, (vi) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authorities having jurisdiction over the Real Property, (vii) Liens constituting non-exclusive licenses of Owned Intellectual Property rights granted by the Company or any of its Subsidiaries in the ordinary course of business, and (viii) Liens disclosed in Section 1.01(c) of the Company Disclosure Schedule.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“Personal Data” means all information that identifies, or could be used to identify or is otherwise identifiable with, an individual or household, including all information that has the meaning of such term or like terms (e.g., biometric data, personal data, personally identifiable information, protected health information, and sensitive personal information) set forth in the Data Security Requirements that describes, covers or defines data that identifies or can be used to identify individuals or households.
“Processing” (and, with correlative meanings, “Process” and “Processed”) means any operation or set of operations that is performed on information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.
“Registered IP” means all (i) patents and patent applications, (ii) trademark registrations and applications, (iii) copyrights registrations, and (iv) internet domain names, in each case, owned by, registered to, or filed in the name of the Company or any of its Subsidiaries.
“Release” means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

“Representatives” means, with respect to any Person, the directors, officers, employees, investment bankers, attorneys, accountants and other advisors of such Person, acting on such Person’s behalf.
“Sanctioned Person” means at any time any Person who is the target of Sanctions, including by virtue of being (i) listed on any Sanctions-related list of designated or blocked persons, (ii) a Governmental Authority of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions (currently, Cuba, Iran, North Korea, Russia, Syria, and the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine), or (iii) 50% or more owned (in the aggregate) or controlled by any of the foregoing.
“Sanctions” means economic or financial sanctions Laws or trade embargoes imposed, administered or enforced from time to time by (i) the United States, (ii) the United Nations Security Council, (iii) the European Union and (iv) the United Kingdom.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the Securities and Exchange Commission.
“Subsidiary” means, with respect to any Person, any entity of which (i) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person or (ii) such Person independently or together with one or more Subsidiaries of such Person, has at least a majority ownership and the power to direct the policies, management and affairs thereof.
“Tax” means any tax or other like assessment or charge in the nature of a tax (including gross receipts, income, profits, sales, use, goods, occupation, value added, ad valorem, transfer, franchise, payroll, social security (or similar), pension, employment, excise, estimated, stamp, custom, duty, license, and property taxes, however denominated, whether disputed or not, and any withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax.
“Tax Return” means any report, return, document, declaration or other information or filing that is filed or required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, including, in each case, any amendment thereto.
“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than the Company, Parent or any of their respective Affiliates.
“Title IV Plan” means any (a) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject thereto) that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code, or (b) a “defined benefit” plan within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA (whether or not subject thereto).
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Applicable Laws.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptable Confidentiality Agreement	6.04(b)(i)
Adverse Recommendation Change	6.04(a)
Agreement	Preamble
Alternative Acquisition Agreement	6.04(a)
Annual Bonus Plan	7.04(c)
Board of Directors	Recitals
Certificate of Merger	2.01(c)
Certificates	2.03(a)
Closing	2.01(b)
Closing Date	2.01(b)
Closing Year	7.04(d)
Company	Preamble
Company Common Stock	4.05(a)
Company Preferred Stock	4.05(a)
Company Recommendation	4.02(b)
Company Related Parties	11.04(c)
Company SEC Documents	4.07(a)
Company Securities	4.05(d)
Company Stockholder Meeting	6.02
Company Subsidiary Securities	4.06(b)
Company 401(k) Plan	6.08
Continuing Employee	7.04(a)
D&O Insurance	7.03(d)
Dissenting Shares	2.04
e-mail	11.01
Effective Time	2.01(c)
End Date	10.01(b)(i)
Enforceability Exceptions	4.02(a)
Exchange Agent	2.03(a)
Excluded Benefits	7.04(a)
Financing	8.10(a)
Financing Sources	8.10(c)
Indemnified Person	7.03(a)
Internal Controls	4.07(e)
Intervening Event	6.04(f)(ii)
Labor Agreement	6.01(viii)
Leased Real Property	4.14(b)
Material Contracts	4.20(a)
Merger	2.01(a)
Merger Consideration	2.02(a)
Merger Sub	Preamble

Notice of Recommendation Change	6.04(d)
Notice Period	6.04(d)
Owned Intellectual Property	4.15(a)
Owned Real Property	4.14(b)
Parent	Preamble
Parent Plans	7.04(b)
Parent Related Parties	11.15(a)
Parent Representatives	11.01(b)
Parent 401(k) Plan	6.08
Proxy Statement	4.09
Quarterly Bonus Plan	7.04(c)
Real Property	4.14(b)
Real Property Lease	4.14(b)
Related Party Contracts	4.25
Superior Proposal	6.04(f)(i)
Surviving Corporation	2.01(a)
Takeover Statute	4.24
Termination Fee	11.04(b)(i)
Transaction Litigation	8.07
Uncertificated Shares	2.03. (a)
Willful Breach	10.02

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “or” shall not be deemed to be exclusive. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if”. References to any statute, law or other Applicable Law shall be deemed to refer to such statute, law or other Applicable Law as amended from time to time and, if applicable, to any rules or regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References to a “party” or the “parties” mean a party or the parties to this Agreement unless the context otherwise requires. Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity. The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1). When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Except as otherwise expressly set forth herein, all amounts required to be paid hereunder shall be paid in United States currency in the manner and at the times set forth herein. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by such parties and no presumption or burden of proof will arise favoring or disfavoring any party due to the authorship of any provision of this Agreement. References to documents or information “made available” or “provided” to Parent or similar terms shall mean documents or information (i) publicly available on the SEC EDGAR database at least two (2) Business Days prior to the date of this Agreement, (ii) delivered by or on behalf of the Company to Parent via e-mail or in hard copy form at least one (1) Business Day prior to the execution of this Agreement or (iii) uploaded at least one (1) Business Day prior to the execution of this Agreement in the “Project 3” dataroom hosted on Donnelly Financial Solutions Venue. All references to “ordinary course” or “ordinary course of business” or words of similar import with respect to any Person shall mean action taken, or omitted to be taken, by such Person in the ordinary course of such Person’s business, consistent with past practice.
ARTICLE 2.
THE MERGER

SECTION 2.01. The Merger.
(a)    Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent.
(b)    Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place in Houston, Texas at the offices of King & Spalding LLP, 1100 Louisiana Street, Suite 4100 Houston, Texas 77002 or remotely through the electronic exchange of the applicable documents, using PDFs or electronic signatures as soon as possible, but in any event no later than ten (10) Business Days after the date the conditions set forth in Article 9 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of those conditions) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree. The date on which the Closing actually occurs is referred to as the “Closing Date”.
(c)    Subject to the provisions of this Agreement, at the Closing, the Company and Merger Sub shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL, executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL to effect the Merger. The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (or at such later time as may be agreed upon by Parent and the Company and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL).
(d)    The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, from and after the Effective Time, the Surviving Corporation shall possess all of the rights, powers, privileges, immunities and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under Delaware Law.
SECTION 2.02. Conversion of Shares.
(a)    Except as otherwise provided in Section 2.02(b), Section 2.02(c) or Section 2.04, each share of Company Common Stock outstanding immediately prior to the Effective Time (including each share of Company Restricted Stock) shall be converted into the right to receive $38.00 in cash, without interest (the “Merger

Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03, without interest.
(b)    Each share of Company Common Stock held by the Company as treasury stock or owned by Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.
(c)    Each share of Company Common Stock held by any Subsidiary of either the Company or Parent immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.
(d)    Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
SECTION 2.03.    Surrender and Payment.
(a)    Prior to the Effective Time, Parent shall appoint a nationally recognized exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Common Stock (the “Certificates”) or (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”). The Exchange Agent agreement pursuant to which Parent shall appoint the Exchange Agent shall be in form and substance reasonably acceptable to the Company and Parent. Prior to the Effective Time, Parent shall make available to the Exchange Agent the aggregate Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. As promptly as practicable after the Effective Time (but no later than two (2) Business Days thereafter), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Common Stock at the Effective Time a letter of transmittal and instructions (which shall be in a form reasonably acceptable to the Company and finalized prior to the Effective Time and which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.
(b)    Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal in customary form reasonably acceptable to Parent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each share of Company Common Stock represented by a Certificate or for each Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.
(c)    If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d)    After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e)    Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of shares of Company Common Stock twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such shares of Company Common Stock without any interest thereon.
SECTION 2.04.    Dissenting Stockholders. Any provision of this Agreement to the contrary notwithstanding, if required by the DGCL (but only to the extent required thereby), shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (other than the shares of Company Common Stock cancelled in accordance with Sections 2.02(b) and (c) of this Agreement) and that are held by holders of such Company Common Stock who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL with respect to any such Company Common Shares held by any such holder (the “Dissenting Shares”) shall be canceled and cease to exist and shall not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights, such Dissenting Shares will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Company shall remain liable for payment of the Merger Consideration for such Dissenting Shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company shall give Parent (i) prompt notice (and in any event within two (2) Business Days of becoming aware) of any demands, withdrawal of such demands or other instruments served pursuant to the DGCL received by the Company for appraisals of Company Common Shares prior to the Effective Time and (ii) the right to control all negotiations and proceedings with respect to such demands; provided, that prior to the Effective Time, Parent shall consult with the Company and consider in good faith the Company’s advice with respect to such negotiations and proceedings and the Company shall have the right to participate in any such negotiations and proceedings. Prior to the Effective Time, the Company and Parent shall not, except with the prior written consent of Parent, in the case of the Company, or the Company, in the case of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise fail to comply with the provisions under Section 262 of the DGCL (or agree to commit to do any of the foregoing).
SECTION 2.05.    Treatment of Equity Awards.
(a)    At the Effective Time, each share of Company Restricted Stock underlying a Company Stock Award shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of such Company Stock Award, become fully vested as described in this Section 2.05(a) and shall be automatically canceled and converted into the right to receive the Merger Consideration in accordance with Section 2.02(a). With respect to each Company PSA, the number of shares of Company Restricted Stock subject to the treatment in this Section 2.05(a) will be the number of shares of Company Restricted Stock issued and outstanding under the Company PSA as of immediately prior to the Effective Time assuming achievement of the target performance levels set forth in the applicable award agreement.
(b)    All payments under Section 2.05(a) shall be made at or as soon as practicable, but no later than the first regularly scheduled payroll date that occurs at least three (3) Business Days after the Effective Time, pursuant to the Company’s or the Surviving Corporation’s ordinary payroll or payment practices, and shall be subject to any required withholding Taxes.
(c)    Prior to the Effective Time, the Company shall take all actions as are reasonably necessary (including adopting resolutions) to effectuate the treatment of the Company Restricted Stock pursuant to this Section 2.05.

SECTION 2.06.    Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from the vesting or satisfaction of performance conditions applicable to any Company Restricted Stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.
SECTION 2.07.    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article 2.
SECTION 2.08.    No Dividends. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Date will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.
SECTION 2.09.    Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, then the directors and officers of the Company and Merger Sub as of immediately prior to the Effective Time will take all such lawful and necessary action.
SECTION 2.10.    Tax Treatment. For U.S. federal income Tax purposes (and state, local and foreign Tax purposes where applicable), the parties hereto agree that the Merger shall be treated as a sale of Company Common Stock by the stockholders of the Company in exchange for the Merger Consideration. Except as otherwise required pursuant to a final “determination” within the meaning of Section 1313(a) of the Code, each party to this Agreement shall, and shall cause each of its Affiliates to (a) report, act, and file all Tax Returns in all respects and for all purposes consistent with the foregoing treatment, and (b) not take any position for Tax purposes (whether in audits, Tax Returns or otherwise) that is inconsistent with the foregoing treatment.
SECTION 2.11.    Withholding. Notwithstanding anything herein to the contrary, each of the Exchange Agent, Parent, the Company, the Surviving Corporation, and their Affiliates will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. Tax law; provided, that the parties shall reasonably cooperate to obtain any available reduction of, or relief from, such deduction or withholding. Any amounts so deducted or withheld shall be paid over to the applicable Governmental Authority and, to the extent so paid over, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made.
ARTICLE 3.
THE SURVIVING CORPORATION

SECTION 3.01.    Certificate of Incorporation. Subject to Section 7.03(b), the certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law. Nothing in this Section 3.01 shall affect in any way the indemnifications obligations provided for in Section 7.03.
SECTION 3.02.    Bylaws. Subject to Section 7.03(b), the bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law. Nothing in this Section 3.02 shall affect in any way the indemnifications obligations provided for in Section 7.03.

SECTION 3.03.    Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation.
ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as disclosed in any Company SEC Document filed on or after December 31, 2022 and at least two (2) Business Days before the date of this Agreement (including the exhibits and schedules thereto, but excluding any disclosures contained or referenced therein under the captions “Risk Factors,” “Cautionary Note Regarding Forward-Looking Information,” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature), it being understood that any matter disclosed in such Company SEC Document shall not be deemed disclosed for purposes of Section 4.05 (Capitalization) or Section 4.22 (Finders’ Fees), or (b) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:
SECTION 4.01.    Corporate Existence and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate powers and authority necessary to enable the Company to own, lease and operate the properties and assets it purports to own, lease or operate and to conduct its business as it is currently conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification or licensing is necessary, except for those jurisdictions where failure to be so qualified, licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of, and is not in default under or in violation of any provisions of, the certificate of organization, bylaws or equivalent documents of the Company and each of its Subsidiaries.
SECTION 4.02.    Corporate Authorization.
(a)    The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the Company Stockholder Approval in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The Company Stockholder Approval is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws of general applicability relating to or affecting creditor’s rights, or by principles governing the availability of equitable remedies, whether considered in suit, action or proceeding at law or in equity (collectively, the “Enforceability Exceptions”)).
(b)    At a meeting duly called and held, the Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (ii) approved the execution of this Agreement and the transactions contemplated hereby, (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders and (iv) resolved, subject to Section 6.04(b), to recommend approval and adoption of this Agreement by its stockholders (such recommendation, the “Company Recommendation”). The Company Recommendation has not been withdrawn, rescinded or modified in any way (unless such withdrawal, rescission or modification has been effected after the date of this Agreement in accordance with Section 6.04(b)).
SECTION 4.03.    Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no Permit or other action by or in respect of, or filing by the Company or any of its Subsidiaries with, any Governmental Authority, other than (a) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, including the filing with the SEC of the Proxy Statement, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (c) compliance with the rules and regulations of the NYSE American and (d) any Permits or other actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
SECTION 4.04. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and, assuming compliance with the matters referred to in Section 4.03 and receipt of the Company Stockholder Approval, the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or equivalent documents) of the Company or any of its Subsidiaries, (b) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) require any consent or other action by any Person under, constitute a default (or an event that with notice or lapse of time or both would become a default) under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Permit, contract, agreement, note, bond, mortgage, license or other instrument binding upon the Company or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any properties or assets of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (c) and (d) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
SECTION 4.05.    Capitalization.
(a)    The authorized capital stock of the Company consists of 7,500,000 shares of common stock, par value $0.10 per share (“Company Common Stock”) and 960,000 shares of preferred stock, par value $1.00 per share (“Company Preferred Stock”). As of the date of this Agreement, there were outstanding (i) 2,574,275 shares of Company Common Stock (which excludes the shares of Company Common Stock relating to Company RSAs and Company PSAs), (ii) no shares of Company Preferred Stock, (iii) Company RSAs relating to an aggregate of 92,135 shares of Company Common Stock (inclusive of shares issued pursuant to awards that were formally Company PSAs but the applicable performance goals have already been satisfied), and (iv) Company PSAs (assuming target achievement of any applicable performance goals) relating to an aggregate of 29,077 shares of Company Common Stock. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company RSAs and Company PSAs will be, when issued, duly authorized, validly issued, fully paid and non-assessable and free of any preemptive or similar rights. As of the date of this Agreement, other than the items listed in clauses (i) through (iv) of the second sentence of Section 4.05(a), there are no issued or outstanding Company Securities.
(b)    Section 4.05(b) of the Company Disclosure Schedule sets forth a true and complete list of all Company Stock Awards outstanding as of the date of this Agreement, and with respect to each such award, (i) the name or employee identification number of the holder, (ii) the number of shares of Company Common Stock subject to such award, (iii) the grant date, (iv) the designation of such Company Stock Award as either a Company RSA or a Company PSA, (v) the vesting schedule and performance targets (as applicable), and (vi) the extent to which such award is vested as of the date of this Agreement.
(c)    As of the date of this Agreement, there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares of Company Common Stock may vote.
(d)    Except as expressly set forth in Section 4.05(a), and for changes since the date of this Agreement resulting from vesting or the satisfaction of performance conditions applicable to any Company Stock Awards, in each case, that were outstanding on the date of this Agreement, as of the date of this Agreement, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company or its Subsidiaries convertible or exchangeable into or exercisable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options, bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) or other rights to acquire from the Company or its Subsidiaries, or other obligation of the Company or its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in the Company, or (iv) stock options, restricted shares, phantom units, phantom equity rights, profits interests, profit participation rights, stock appreciation rights, restricted stock units, performance units, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities or ownership interests of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding contractual obligations or commitments of the Company of any character relating to any Company Securities, including any voting trusts, proxies or any other contracts or understandings with respect to the voting of, or any agreements restricting transfer of, requiring the registration for sale of, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or any similar rights with respect to, any Company Securities. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.
(e)    Section 4.05(e) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all outstanding Company Cash Awards, including with respect to each such Company Cash Award, (i) the holder, (ii) the date of grant, (iii) the amount payable by the Company under such Company Cash Award as of the date of this Agreement, (iv) if applicable, the date on which such Company Cash Award expires, and (v) the aggregate amount, taken as a whole, that would be payable by the Company pursuant to the Company Cash Award on the Closing Date, assuming the Closing has occurred.
(f)    There are no voting trusts or contracts to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock and other Company Securities of the Company or any of its Subsidiaries. The Company does not have a “poison pill” or similar stockholder rights plan. Neither the Company nor any of its Subsidiaries is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of their securities under the 1933 Act. All dividends or distributions on the Company Common Stock and any material dividends or distributions on any securities of any of Subsidiaries of the Company which have been authorized or declared prior to the date of this Agreement have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable). Neither the Company nor any of its Subsidiaries is required to be registered as an investment company under the Investment Company Act of 1940.
(g)    None of the Company Securities are owned by any Subsidiary of the Company.
SECTION 4.06.    Subsidiaries.
(a)    Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers required to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing or any failure to have such powers as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. A true and complete list of all of the Subsidiaries of the Company and their respective jurisdictions of organization is set forth in Section 4.06(a) of the Company Disclosure Schedule.
(b)    All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company have been duly authorized, validly issued, fully paid and non-assessable and free of any preemptive or similar rights, and is owned by the Company, directly or indirectly. Except as expressly set forth in Section 4.06(b) of the Company Disclosure Schedule, as of the date hereof, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) securities of the Company or its Subsidiaries convertible or exchangeable into, or exercisable for, shares of capital stock or other voting securities of or ownership interests in the Company or its Subsidiaries, (iii) warrants, calls, options, bonds, debentures, notes or other indebtedness of the Company or its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iv) stock options, restricted shares, phantom units, phantom equity rights, profits interests, profit participation rights, stock appreciation rights, restricted stock units, performance units, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iv), along with all shares of capital stock or other voting securities of or ownership interests in any Subsidiary of the Company, being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding contractual obligations or commitments of any Subsidiary of the Company of any character relating to any Company Subsidiary Securities, including any voting trusts, proxies or any other contracts or understandings with respect to the voting of, or any agreements restricting transfer of, requiring the registration for sale of, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or any similar rights with respect to, any Company Subsidiary Securities. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except as set forth in Section 4.06(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Subsidiaries or owns, directly or indirectly, any shares of capital stock or other voting securities of or ownership interests in any other Person.
SECTION 4.07.    SEC Filings; Internal Controls.
(a)    The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2023 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).
(b)    As of its filing date, each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.
(c)    As of its filing date (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amended or superseded filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
(d)    Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
(e)    The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The Company maintains, and since January 1, 2023 has maintained, “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and Rule 15d-15 promulgated under the 1934 Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities. Neither the Company nor, to the Knowledge of the Company, the Company’s auditors has identified or been made aware of (i) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect the

Company’s ability to record, process, summarize and report financial data or any material weaknesses in Internal Controls or (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s Internal Controls. As of the date hereof, (x) there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents, and (y) to the Knowledge of the Company, there are no pending (A) formal or informal investigations of the Company by the SEC or (B) inspections of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board.
(f)    To the Knowledge of the Company, no Company Service Provider has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any of its Subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.
SECTION 4.08.     Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects, in conformity with GAAP, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements, in each case, none of which would reasonably be expected to be material, individually or in the aggregate). Neither the Company nor any of its Subsidiaries is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company’s Subsidiaries in the Company’s published financial statements or other Company SEC Documents.
SECTION 4.09.    Disclosure Documents. The proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Proxy Statement”) will, when definitively filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Proxy Statement and any amendments or supplements thereto are filed or first mailed to the stockholders of the Company and at the time of the Company Stockholder Meeting, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 do not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied to the Company by Parent or Merger Sub or any of their respective Representatives specifically for use or incorporation by reference therein.
SECTION 4.10.    Absence of Certain Changes.
(a)    Since the Company Balance Sheet Date through the date of this Agreement, and except as set forth in Section 4.10(a) of the Company Disclosure Schedule, (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course in all material respects and (b) without limiting the generality of the foregoing, the Company and its Subsidiaries have not taken any action that, if taken after the date of this Agreement, would constitute a breach of, or require the consent of, Parent under Section 6.01.
(b)    Since December 31, 2023, through the date of this Agreement, there has not been any Company Material Adverse Effect.

SECTION 4.11.    No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise that would be required under GAAP to be disclosed and provided for in a consolidated balance sheet of the Company, other than: (a) liabilities or obligations disclosed and provided for on the face of the Company Balance Sheet or in the notes thereto; (b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date (none of which is a liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement or violation of any Applicable Law or Action); (c) liabilities or obligations expressly permitted or contemplated by this Agreement; and (d) liabilities or obligations that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
SECTION 4.12.    Compliance with Laws; Permits.
(a)The Company and each of its Subsidiaries is, and for the past three (3) years has been, in compliance with, and has not been given written notice of, or, to the Knowledge of the Company, verbal notice of, any violation of, and to the Knowledge of the Company is not under audit, review, or investigation with respect to and has not been threatened to be charged under, any Applicable Law, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have all Permits necessary for the ownership and operation of its business as currently conducted, and each such Permit is in full force and effect; (ii) the Company and its Subsidiaries are, and for the past three (3) years have been, in material compliance with the terms of all Permits necessary for the ownership and operation of its businesses; and (iii) for the past three (3) years neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any material conflict with or breach of any such Permit, the substance of which has not been resolved.
(c)Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, for the past three (3) years, neither the Company nor any of its Subsidiaries nor any director, officer or employee or, to the Knowledge of the Company, any agent or representative thereof has (i) directly or indirectly (A) used any corporate funds for any unlawful contribution, gift or entertainment or other unlawful expenses relating to political activity, (B) made any unlawful payment to any employee of any Governmental Authority, (C) made any unlawful bribe, rebate, payoff, influence payment or kickback or other unlawful payment nor (D) otherwise violated any applicable Anti-Corruption Laws; (ii) been nor is a Sanctioned Person nor has transacted business, directly or knowingly indirectly, with any Sanctioned Person nor otherwise violated Sanctions; nor (iii) violated any applicable Ex-Im Laws. For the past three (3) years, neither the Company nor any of its Subsidiaries has received any allegation, inquiry, notice or communication that alleges any of the Company nor any of its Subsidiaries may have violated any Anti-Corruption Laws, Sanctions or Ex-Im Laws, nor has made any voluntary or directed disclosure or prior disclosure related to such laws. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, for the past (3) years, the Company and its consolidated Subsidiaries have maintained books and records and a system of internal controls as required of them by the U.S. Foreign Corrupt Practices Act of 1977, as amended.
SECTION 4.13.    Litigation. There is, and for the past three (3) years has been, no material Action pending, or, to the Knowledge of the Company, threatened in writing by or against, the Company or any of its Subsidiaries before (or, in the case of threatened Actions, that would be before) or by any Governmental Authority, or any material order, injunction, judgment, decree, writ or ruling of any Governmental Authority outstanding against the Company or any of its Subsidiaries, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
SECTION 4.14.    Properties.
(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property (including the Real Property) and assets necessary to operate its business, free and clear of all Liens other than Permitted Liens. Each such property or asset is in all material respects in sufficient operable condition and repair to conduct the Company’s business, subject to normal wear and tear, ongoing repairs or refurbishments conducted in the ordinary course of business.
(b)    As of the date hereof, Section 4.14(b) of the Company Disclosure Schedule sets forth a true and complete list of (i) all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”), and (ii) all real property leased by or for the benefit of, or occupied by, the Company or any of its Subsidiaries (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”). The Company has delivered or made available to Parent copies of all leases, subleases or licenses, and all material amendments and modifications thereof with respect to the Leased Real Property (each, a “Real Property Lease”). The Company has delivered or made available to Parent copies of all title policies, deeds, easements, declarations, restrictions and any other encumbrances on title in its possession and all material amendments and modifications thereto with respect to the Owned Real Property.
(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Real Property Lease is valid and in full force and effect, (ii) neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party to a Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Real Property Lease, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Real Property Lease, (iii) the Company and its Subsidiaries have not (A) subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property, or (B) collaterally assigned or granted any other security interest in any Real Property Lease or any interest therein, (iv) the Company or its Subsidiary has not leased or otherwise granted to any Person the right to use or occupy any Owned Real Property or any portion thereof, (v) there are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein, and (vi) the consummation of the transactions contemplated hereby do not and will not grant any Third Party any options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein. Neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.
(d)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has not received any written notice that all or any portion of Real Property is subject to any governmental order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefor and to the Knowledge of the Company, there is no such governmental order threatened against all or any portion of the Real Property.
(e)    Except for any Permitted Liens and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no contractual or legal restrictions that prevent the Company or any of its Subsidiaries from using any Real Property for its current use and (ii) all structures and other buildings on the Real Property are in good operating condition and sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted and none of such structures or buildings is in need of maintenance or repairs except for ordinary, routine maintenance and repairs, and except for ordinary wear and tear.
(f)    The Real Property comprises all of the material real property used or intended to be used in, or otherwise related to, the business of the Company and its Subsidiaries as currently conducted.
SECTION 4.15.    Intellectual Property.
(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or its Subsidiaries (i) own all right, title and interest in all Intellectual Property owned or purported by the Company to be owned by the Company or its Subsidiaries (“Owned

Intellectual Property”), free and clear of all Liens, other than Permitted Liens, and (ii) have a valid and enforceable right to use, free and clear of all Liens, other than Permitted Liens, all other Intellectual Property used in or necessary to conduct the business of the Company and its Subsidiaries. Section 4.15(a) of the Company Disclosure Schedule sets forth a true and complete list of all Registered IP, all of which is unexpired, subsisting, and to the Knowledge of the Company, valid and enforceable.
(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate, and for the past three (3) years, has not infringed, misappropriated, or otherwise violated, any Intellectual Property rights of any Person. To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating the Intellectual Property rights owned by the Company or its Subsidiaries. There is no Action pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries have infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person. (A) None of the Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding judgment, injunction, order or decree restricting the use or exploitation thereof by the Company or its Subsidiaries and (B) there are no Actions or allegations pending or threatened in writing seeking to challenge the validity, enforceability or ownership of the Company’s or any of its Subsidiaries’ rights in any Intellectual Property owned by the Company or its Subsidiaries.
(c)    The Company and its Subsidiaries have taken commercially reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Intellectual Property owned by the Company or its Subsidiaries, the value of which to the Company and its Subsidiaries is contingent upon maintaining the confidentiality thereof, including all trade secrets and other confidential information that is Owned Intellectual Property. None of the trade secrets that are material to the business of the Company and its Subsidiaries and the value of which is contingent upon maintaining the confidentiality thereof, has been disclosed other than to Representatives of the Company or its Subsidiary, all of whom are bound by written confidentiality agreements. No funding, facilities, personnel or resources of any Governmental Entity or any university, college, research institute or other educational institution was used in the development of any Owned Intellectual Property.
(d)    Each Person who (A) is or was an employee of the Company or any of its Subsidiaries and (B) is or was involved in the creation or development of any material Intellectual Property within the scope of their employment duties for the Company or such Subsidiary, has signed a valid, enforceable Contract containing an assignment of Intellectual Property pertaining to such Intellectual Property to the Company or such Subsidiary. To the extent that Intellectual Property has been developed or created by a third party for the Company or any of its Subsidiaries, including any independent contractors or consultants engaged by the Company or such Subsidiary, the Company or such Subsidiary has a written Contract with such third party with respect thereto and the Company or such Subsidiary either (i) has ownership of and is the exclusive owner of, or (ii) has an irrevocable license (sufficient for the conduct of the business as currently conducted) to, all of such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment.
(e)    The Company and its Subsidiaries have not experienced in the prior five-year period any material disruption to, or material interruption in, the conduct of their business attributable to (i) a defect, bug, breakdown, unauthorized access, introduction of a virus or other malicious programming, or (ii) other failure or deficiency on the part of any Company System or any computer software that is Owned Intellectual Property. The Company Systems operate and perform in accordance with their specifications and are reasonably sufficient for the needs of the business of the Company and its Subsidiaries as currently conducted, including as to capacity, scalability and ability to Process current and anticipated peak volumes in a timely manner. The Company and its Subsidiaries use reasonable best efforts to protect the Company Systems from becoming infected by viruses and other malicious code. The Company and its Subsidiaries have taken commercially reasonable steps to provide for the security, continuity and integrity of the Company Systems and all Personal Data Processed by the Company Systems. In the prior five-year period, there have not been any material Data Security Incidents. The Company and its Subsidiaries maintain commercially reasonable security, disaster recovery and business continuity plans, incident response plans, procedures and facilities in connection with the business of the Company and its Subsidiaries as presently conducted and have at all times in the prior five-year period acted and currently act in material compliance therewith.
(f)    The Company, its Subsidiaries and the conduct of the business by the Company and its Subsidiaries are in material compliance with, and at all times in the prior five-year period have been in material compliance with, all Data Security Requirements. In the prior five-year period, the Company and its Subsidiaries have not received any written inquiries from or been subject to any Action by any Governmental Authority regarding the Company’s or any of its Subsidiaries’ compliance with any Data Security Requirements. In the prior five-year period, no Action alleging (i) a material violation of any Person’s privacy, personal or confidentiality rights under any Data Security Requirements or (ii) any Data Security Incident has been asserted or, to the Knowledge of Company, threatened against the Company or its Subsidiary by any Person. To the Knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any rights held by the Company or any of its Subsidiaries in the Personal Data owned or controlled by the Company or its Subsidiaries.
SECTION 4.16.    Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a)    All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law (taking into account all extensions), and all Tax Returns filed with any Taxing Authority are correct and complete in all material respects.
(b)    The Company and each of its Subsidiaries has paid, has timely had paid on its behalf, or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable (whether or not shown as due on any Tax Return). None of the Company or any its Subsidiaries has requested or executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any income or other Tax, in each case which period has not since expired, other than pursuant to customary extensions of the due date to file a Tax Return obtained in the ordinary course of business.
(c)    There is no Action now pending or, to the Knowledge of the Company, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax.
(d)    For the past three (3) years, none of the Company or any of its Subsidiaries has (i) constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code, or (ii) distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 361 of the Code.
(e)    None of the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulations § 1.6011-4(b).
(f)    There are no Liens for Taxes on any assets or equity of the Company or any of its Subsidiaries, other than Permitted Liens.
(g)    No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.
(h)    None of the Company or any of its Subsidiaries (i) is a party to or bound by, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes (such as a loan or a lease); (ii) has been a member of an Affiliated Group filing a combined, consolidated, unitary or other similar Tax Return (other than an Affiliated Group the common parent of which is the Company); or (iii) has any liability for the Taxes of any Person other than the Company or any of its Subsidiaries pursuant to Treasury Regulations § 1.1502-6 (or any similar provision of state, local or non-United States law), as a transferee or successor, or otherwise by operation of law.
SECTION 4.17.    Employee Benefit Plans.
(a)    Section 4.17(a) of the Company Disclosure Schedule contains a correct and complete list of each material Company Plan and, with respect to any unwritten Company Plan, a written description of material terms. Copies of the current plan document and all material amendments thereto have been furnished to Parent together with (i) the three (3) most recent annual reports on Form 5500, if required, and all schedules and required attachments thereto, (ii) the most recent determination, opinion or advisory letter issued by the Internal Revenue Service, (iii) the most recent actuarial valuation report, (iv) all related trust agreements, insurance contracts and other funding arrangements, and (v) all non-routine correspondence with any Governmental Authority within the last three (3) years. No Company Plan is subject to the minimum funding requirements of Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. Neither the Company nor any of its ERISA Affiliates sponsor, maintain, contribute to, or have any liability with respect to, nor have they ever sponsored, maintained, contributed to, or had any liability with respect to, a Title IV Plan, a Multiemployer Plan or a Multiple Employer Plan.
(b)    Neither the Company nor any of its Subsidiaries (i) has, within the past six (6) years, incurred, (ii) currently has or (iii) could reasonably be expected to incur (whether as a result of the transactions contemplated hereby or otherwise) any material liability on account of a “complete withdrawal” or a “partial withdrawal” (within the meaning of Sections 4203 and 4205 of ERISA, respectively) from any Multiemployer Plan.
(c)    No Company Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413 of the Code). Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received or has reliance upon a favorable determination letter or opinion letter from the Internal Revenue Service on its qualified status, and nothing has occurred (whether by action or by failure to act) with respect to any such Company Plan that could reasonably be expected to adversely affect the qualified status thereof.
(d)    Each Company Plan has been established, maintained, funded, operated and administered in all material respects compliance with its terms, any related agreements, and Applicable Law, including (without limitation) ERISA and the Code. All required contributions, payments, distributions and reimbursements that are due with respect to any Company Plan and related trust or fund prior to the date hereof have been (or, prior to the Closing, will be) paid in all material respects.
(e)    Neither the Company nor any of its Subsidiaries has incurred (whether or not assessed) any material Tax or penalty under Section 4975, 4980B, 4980D, 4980H, 6721 or 6722 of the Code, and no circumstances exist or events have occurred that would reasonably be expected to result in the imposition of any such material Taxes or penalties.
(f)    Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) would reasonably be expected to (i) entitle any Company Service Provider or former Company Service Provider to any material payment or material benefit, (ii) except as contemplated by Section 2.05(a), accelerate the time of payment or vesting of any material compensation or material benefits, in either case under any Company Plan or otherwise, (iii) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend, or terminate any Company Plan, (iv) result in any forgiveness of indebtedness of any Company Service Provider or former Company Service Provider, or (v) result in any payment or benefit (including, but not limited to, any severance payment, increase in payments, or acceleration of any payment) made by the Company or any of its Subsidiaries to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that that could be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code.

(g)    Each Company Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.
(h)    No Company Plan provides for any tax “gross-up” or similar “make-whole” payments for any Taxes imposed under Sections 4999 or 409A of the Code, and neither the Company nor any of its Subsidiaries is a party to or has any obligation to compensate any Person in connection with the transactions contemplated by this Agreement for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.
(i)    No Company Plan provides, and neither the Company nor any of its Subsidiaries has any obligation to provide, any post-retirement or post-termination medical, dental, life insurance or other welfare benefits to any current or former Company Service Provider or any other Person (other than coverage mandated by (i) the Consolidated Omnibus Budget Reconciliation Act of 1985 or similar Applicable Law for which the recipient pays the full cost, or (ii) non-U.S. Applicable Law).
(j)    No Action (other than routine claims for benefits) or material audits is pending, or, to the Knowledge of the Company, is threatened against or related to, any Company Plan (or the assets, plan sponsor, plan administrator or any fiduciary thereof), including before any Governmental Authority. Within the three (3) years prior to the date hereof, no Company Plan has been the subject of an examination or audit by a Governmental Entity or of an application or filing under, and no Company Plan is a participant in, any amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.
SECTION 4.18.    Employee and Labor Matters.
(a)    Section 4.18(a) of the Company Disclosure Schedule contains a complete and accurate list of all employees of the Company and its Subsidiaries as of a date within five (5) Business Days of the date of this Agreement, including for each such individual their: (i) name or employee identification number; (ii) job title; (iii) hire date; (iv) base annual salary or hourly wage rate (as applicable); (v) commission, bonus or other incentive-based compensation eligibility; (vi) work location; (vii) exempt or non-exempt classification under wage and hour Applicable Laws; (viii) employing entity; (ix) accrued, unused vacation or other paid time off; and (x) active or leave status (including type of leave and expected return date). No material change to such list has occurred between the date thereof and the date of this Agreement.
(b)    Neither the Company nor any of its Subsidiaries is a party to or bound by, or subject to, or is currently negotiating in connection with entering into, any Labor Agreement and no employees of the Company or any of its Subsidiaries are represented by any labor union, works council, employee representative, or other labor organization. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no, and for the past three (3) years there have not been any, demands for recognition or certification or other labor organizing activities with respect to any employees of, or otherwise affecting, the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no, and for the past three (3) years there have not been any, actual or, to the Knowledge of the Company, threatened unfair labor practice charges, labor grievances, labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other labor disputes against or affecting the Company or any of its Subsidiaries.
(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are, and for the last three (3) years have been, in compliance with all Applicable Laws relating to labor, employment and employment practices, including those relating to terms and conditions of employment, labor management relations, wage and hour, overtime, worker classification and treatment, discrimination and retaliation, harassment, disability rights or benefits, equal opportunity (including compliance with any affirmative action plan obligations), pay equity, sexual harassment, employee trainings and notices, automated employment decision tools and other artificial intelligence, restrictive covenants, work authorization, immigration, plant closures and layoffs (including the WARN Act), safety and health, workers compensation, labor relations, collective bargaining, employee leave issues, affirmative action and affirmative action plan requirements, unemployment insurance, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes.
(d)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each individual who is, or within the past three (3) years has been, engaged by the Company or any of its Subsidiaries as an independent contractor, consultant, leased employee or other non-employee service provider, is and has been properly classified and treated for all applicable purposes, and (ii) the Company and each of its Subsidiaries have fully and timely paid all wages, commissions, bonuses, fees, expense reimbursements, severance and other termination benefits, and other compensation that have become due and payable to all current and former employees, temporary workers, independent contractors, consultants and other individual service providers.
(e)    For the past three (3) years, the Company and each of its Subsidiaries have reasonably investigated, and have taken reasonable corrective action with respect to, all material, non-frivolous sexual harassment, or other discrimination, harassment, or retaliation allegations that have been made through the Company’s or its Subsidiaries’ internal or other reporting procedures or of which they otherwise have Knowledge against any executive or managerial or supervisory-level employee. Neither the Company nor any of its Subsidiaries reasonably expect any material liability with respect to any such allegations or that any such allegations would, if known to the public, bring the Company or any of its Subsidiaries into material disrepute.
(f)    To the Knowledge of the Company, (i) no current or former Company Service Provider is in any material respect in violation of any term of any employment agreement, fiduciary duty, noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation owed to the Company or any of its Subsidiaries or which implicates such person’s right to be employed or engaged by the Company or any of its Subsidiaries, and (ii) no employee of the Company or its Subsidiaries intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within the twelve (12) month period following Closing.
SECTION 4.19.    Environmental Matters. Except as would not reasonably be expected to have individually or in the aggregate, a Company Material Adverse Effect or as set forth on Section 4.19 of the Company Disclosure Schedule:
(a)    no written notice, order, claim, complaint or penalty has been received by the Company or any of its Subsidiaries for the past three (3) years relating to a violation of any Environmental Laws, which remain unresolved, and there are no Actions pending or, to the Knowledge of the Company, threatened which allege a violation by the Company or any of its Subsidiaries under any Environmental Laws;
(b)    the Company and each of its Subsidiaries have obtained and maintained all material Permits necessary for their operations to comply with Environmental Laws and are, and for the past three (3) years have been, in compliance in all material respects with the terms of such Permits;
(c)    the Company and each of its Subsidiaries are, and for the past three (3) years have been, in compliance in all material respects with all Environmental Laws in connection with the ownership, use, maintenance, operation or conduct of the business of the Company and its Subsidiaries;
(d)    to the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any other person, have caused a Release in violation of Environmental Laws of any Hazardous Materials on, under, in or at any real property currently owned or leased by the Company or any of its Subsidiaries which reasonably could be expected to result in a material Liability of the Company or any of its Subsidiaries;
(e)    to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has expressly assumed by Contract any material Liabilities of any other Person arising under Environmental Laws;

(f)    the Company nor any of its Subsidiaries has treated, stored, handled, transported, disposed of, arranged for the disposal of, or, to the Knowledge of the Company, Released any Hazardous Materials in violation of any Environmental Law on any property currently or previously owned or leased of the Company or any of its Subsidiaries;
(g)    the Company has not received written notice from any Governmental Authority or third party that Hazardous Materials have been transported to or disposed of at a site listed or proposed for listing on the National Priorities List under CERCLA or on any similar federal or state list of sites requiring investigation or clean-up and the Company has no Knowledge that such transport or disposal has occurred; and
(h)    The Company has made available copies of all material, non-privileged environmental site assessments and audit reports (including Phase I or Phase II reports) and other material reports relating to environmental, health and safety matters and the environmental condition of any real properties of the Company and its Subsidiaries, in each case, in the actual possession or control of the Company or its Subsidiaries.
Notwithstanding anything to the contrary in this Agreement, the representations and warranties in this Section 4.19 are the sole and exclusive representations and warranties made by the Company and its Subsidiaries regarding Environmental Laws and/or Hazardous Materials.
SECTION 4.20.    Material Contracts.
(a)    Section 4.20(a) of the Company Disclosure Schedule contains an accurate and complete list of each contract described below in this Section 4.20(a) under which the Company or any of its Subsidiaries has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise), in each case as of the date hereof (other than the Company Plans) (collectively, the “Material Contracts”):
(i)    any partnership, joint venture, strategic alliance, collaboration, co-promotion or research and development project contract that is material to the Company and its Subsidiaries, taken as a whole;
(ii)    any contract relating to outstanding indebtedness of the Company or any of its Subsidiaries for borrowed money or any financial guaranty thereof in an amount in excess of $200,000, other than contracts among the Company and its wholly owned Subsidiaries;
(iii)    any contract (excluding licenses for commercial off-the-shelf computer software with an annual license or subscription fee payment less than $50,000 and non-exclusive licenses granted to customers and vendors in the ordinary course of business) to which the Company or any of its Subsidiaries is a party pursuant to which the Company or any of its Subsidiaries (A) is granted any license or right to use, or covenant not to sue with respect to, any Intellectual Property of a Third Party or (B) has granted to a Third Party any license or right to use, or covenant not to sue with respect to, any Owned Intellectual Property that is material to the business of the Company and its Subsidiaries;
(iv)    any material agreement for the purchase of crude oil which provides for payments that exceed $1,000,000 annually or $5,000,000 in the aggregate that cannot be terminated by the Company or the applicable Subsidiary without penalty upon thirty days’ notice;
(v)    any stockholders, investors rights or registration rights agreement;
(vi)    any other agreement (excluding agreements for the purchase of crude oil) which a commitment for payments to or by the Company or its Subsidiaries that exceed $500,000 annually or $1,000,000 in the aggregate;
(vii)    any Labor Agreement;
(viii)    any Real Property Lease;

(ix)    any agreement with a temporary employment agency, professional employer organization, staffing agency, leasing agency, or other labor outsourcing provider;
(x)    any contract that is a settlement, conciliation or similar agreement with any Governmental Authority or Person or pursuant to which the Company or any of its Subsidiaries has any material outstanding obligation;
(xi)    any contract (A) prohibiting, or purporting to limit or restrict the Company’s, any of the Company’s Affiliates’ or any of its Subsidiaries’ ability to compete or to conduct its businesses in any geographical area or the type or line of business in which the Company or any of its Subsidiaries is engaged, (B) providing “most favored nation” or similar provisions where the pricing, discounts or benefits to any customer or other business relation of the Company or any of its Subsidiaries changes based on the pricing, discounts or benefits offered to other customers or business relations, (C) granting a right of first refusal or right of first offer or similar right for any line of business or assets of the Company or any of its Subsidiaries, including any Owned Real Property or Leased Real Property, (D) establishing an exclusive sale or purchase or similar obligation with respect to any obligation or geographical area or (E) imposing any minimum requirements or obligations of the Company or any of its Subsidiaries for any minimum purchase, expenditure, investment, sale, payment, production, supply, output, distribution or similar minimum requirements obligations or any take-or-pay provision in favor of a third party;
(xii)    any contract related to any completed, pending or future (A) disposition, divestiture or acquisition (whether by merger, sale of stock, sale of assets or otherwise) of any business, equity interests or material portion of assets or properties by the Company or any of its Subsidiaries or (B) consolidation, recapitalization, reorganization or other business combination with respect to the Company or any of its Subsidiaries, in each case, under which the Company or any of its Subsidiaries has outstanding payment or indemnification obligations;
(xiii)    any contract involving a standstill or similar obligation of the Company or any of its Subsidiaries;
(xiv)    any contract providing for future contributions of capital, capital expenditures or the construction of fixed assets or in excess of $200,000 annually or $500,000 in the aggregate (excluding contributions made to the Company by its wholly owned Subsidiaries);
(xv)    any contract that prohibits in any material respect the payment of dividends or distributions in respect of the capital stock or voting or equity securities of the Company or any of its Subsidiaries, or prohibits the pledging of the capital stock or voting or equity securities of the Company or any of its Subsidiaries;
(xvi)    any Related Party Contract;
(xvii)    any contract with a (i) Company Top Supplier, (ii) Company Top Oil Customer or (iii) Company Top Customer, in each case that has a term in excess of six (6) months; and
(xviii)    any other contract, arrangement, commitment or understanding that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).
(b)    Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof (i) each contract set forth in Section 4.20(a) of the Company Disclosure Schedule is valid and in full force and effect, (ii) neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party to any such contract, is in violation of any provision thereof, (iii) the Company and its Subsidiaries have performed all material obligations required to be performed by them to date under the Material Contracts, and (iv) neither the Company nor any of its

Subsidiaries has received any written notice of termination with respect to, and, to the Knowledge of the Company, no other party has threatened in writing to terminate, any Material Contract.
SECTION 4.21.    Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Company and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with Applicable Law, (b) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (c) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy, (d) no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals and (e) all premiums for such policies and other amounts due in connection therewith have been paid in full.
SECTION 4.22.    Finders’ Fees. Except for GulfStar Group II Ltd. and Houlihan Lokey Capital, Inc., there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement or the matters set forth on Section 4.22 of the Company Disclosure Schedule and, prior to the date of this Agreement, the Company has made available to Parent a true and complete copy of the GulfStar Engagement Letter and Houlihan Lokey Capital, Inc. engagement letter and any other agreement providing for such fee or commission.
SECTION 4.23.    Opinion of Financial Advisor. The Company has received the opinion of Houlihan Lokey Capital, Inc., financial advisor to the Company, to the effect that, as of the date of such opinion, and based upon and subject to the qualifications, assumptions and limitations set forth therein, the Merger Consideration to be received by the holders of Company Common Stock pursuant to the Agreement is fair to the holders of Company Common Stock from a financial point of view. A signed, correct and complete copy of such opinion will promptly be made available to Parent, on a non-reliance and confidential basis and for informational purposes only, following receipt thereof by the Company.
SECTION 4.24.    Takeover Statutes. Assuming the accuracy of Parent’s representations and warranties set forth in Section 5.10, no state “fair price,” “moratorium,” “control share acquisition” or “business combination statute or regulation” or other anti-takeover or similar Law (including the restrictions on “business combinations” with an “interested stockholder” under Section 203 of the DGCL, as each such term is defined therein) (each, a “Takeover Statute”) is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement. The Company Board has taken all actions necessary to render all potentially applicable Takeover Statutes inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.
SECTION 4.25.    Related Party Transactions. There are no contracts, transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the 1934 Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the 1934 Act) five percent (5%) or more of the outstanding Company Common Stock (or any of such person’s immediate family members or Affiliates) (other than Subsidiaries of the Company) of the type required to be reported in any Company Report pursuant to Item 404 of Regulation S-K promulgated under the 1934 Act (collectively, “Related Party Contracts”).
SECTION 4.26.     Suppliers and Customers.
(a)    Section 4.26(a) of the Company Disclosure Schedule sets forth a correct and complete list of (i) the top ten (10) suppliers (each a “Company Top Supplier”), (ii) the top five (5) customers for the sale of crude oil (the “Company Top Oil Customer”) and (iii) the top ten (10) customers (each a “Company Top Customer”), respectively, by the aggregate dollar amount of payments to or from, as applicable, such supplier or customer, for each of calendar year 2023 and the eight months ended August 31, 2024, in each case of the Company and its Subsidiaries, taken as a whole.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since December 31, 2023 through the date of this Agreement, (i) there has been no termination of or a failure to renew the business relationship of the Company and its Subsidiaries with any Company Top Supplier, Company Top Oil Customer or any Company Top Customer and (ii) no Company Top Supplier, Company Top Oil Customer or Company Top Customer has notified the Company or any of its Subsidiaries in writing that it intends to terminate or not renew its business. Neither the Company nor any of its Subsidiaries has received any written notice, letter, complaint or other communication from any Company Top Supplier, Company Top Oil Customer or Company Top Customer to the effect that it has materially changed, modified, amended or reduced, or is expected to materially change, modify, amend or reduce, its business relationship with the Company or any of its Subsidiaries in a manner that is materially adverse to the Company and its Subsidiaries, taken as a whole.
SECTION 4.27.    No Other Representations and Warranties. Except for the representations and warranties contained in this Article 4 or in any certificate delivered in connection with this Agreement, none of the Company or any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives or any other Person has made, or is making, any representation or warranty whatsoever to Parent or any of its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Parent or any of its Affiliates or Representatives. Except for the representations and warranties set forth in Article 5 or in any certificate delivered in connection with this Agreement, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Parent or Merger Sub to the Company, or any of its Representatives or Affiliates, and the Company hereby disclaims reliance on any such other representation or warranty (including as to the accuracy or completeness of any information provided by Parent or Merger Sub to the Company), whether by or on behalf of Parent or Merger Sub, and notwithstanding the delivery or disclosure to the Company, or any of its Representatives or Affiliates, of any documentation or other information by Parent or Merger Sub or any of their Representatives or Affiliates with respect to any one or more of the foregoing.
ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF PARENT
Each of Parent and Merger Sub represent and warrant to the Company that, except as set forth in the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Parent and Merger Sub to the Company (the “Parent Disclosure Schedule”):
SECTION 5.01.    Corporate Existence and Power. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of Texas and has all limited liability company powers required to carry on its business as now conducted. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers required to carry on its business as now conducted. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement. Merger Sub was incorporated solely for the purpose of consummating the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Sub have been validly issued, are fully paid and non-assessable and are owned by Parent as of the date of this Agreement, and at the Effective Time will be owned by Parent or an Affiliate of Parent, free and clear of all Liens.
SECTION 5.02.    Corporate Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the limited liability company powers of Parent and the corporate powers of Merger Sub and have been duly authorized by all necessary limited liability company action on the part of Parent and corporate action on the part of Merger Sub and no vote of the members of Parent or stockholders of Merger Sub is necessary to authorize the execution, delivery or performance of this Agreement. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each in accordance with its terms (except insofar as such enforceability may be limited by the Enforceability Exceptions). Each of Parent and Merger Sub is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
SECTION 5.03.    Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no Permit or other action by or in respect of, or filing by Parent or Merger Sub with, any Governmental Authority, other than (a) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, and (c) any Permits or other actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
SECTION 5.04.    Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent or Merger Sub, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
SECTION 5.05.    Disclosure Documents. The information supplied by Parent for inclusion in the Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to the stockholders of the Company or at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
SECTION 5.06.    Litigation. As of the date hereof, there is no action, suit or proceeding pending against or, to the Knowledge of Parent, threatened in writing against, Parent or any of its Subsidiaries before (or, in the case of threatened actions, suits or proceedings, that would be before) or by any Governmental Authority, or any order, injunction, judgment, decree or ruling of any Governmental Authority outstanding against Parent or any of its Subsidiaries, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
SECTION 5.07.    Sufficient Funds. As of the date of this Agreement and when required pursuant to this Agreement, Parent has and will have the cash necessary to pay the amounts required to be paid by Parent pursuant to this Agreement, and as of the date of this Agreement and as of the Closing, Parent will have, and will cause Merger Sub to have, the cash necessary to consummate the Merger. The obligations of Parent and Merger Sub hereunder are not subject to any condition with respect to Parent’s or Merger Sub’s ability to obtain financing for the Merger.
SECTION 5.08.    Finders’ Fees. There is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Merger Sub who might be entitled to any fee or commission from the Company or any of its Affiliates payable by the Company prior to the Closing in connection with the transactions contemplated by this Agreement.
SECTION 5.09.    Knowledge of Parent. As of the date hereof, Parent has no Knowledge of any facts or circumstances which would cause the representations and warranties of the Company as set forth in Article 4 to fail to be true and correct in all material respects, or which would otherwise reasonably be expected to impede or delay the consummation of the transactions contemplated hereby.

SECTION 5.10.    Ownership of Common Stock. None of Parent or its Subsidiaries or Affiliates (a) beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any Company Securities or Company Subsidiary Securities or (b) has any rights to acquire, directly or indirectly, any Company Securities or Company Subsidiary Securities except pursuant to this Agreement. None of Parent or Merger Sub, or any of their respective “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL.
SECTION 5.11.    Certain Arrangements. There are no contracts or other legally binding commitments between Parent or Merger Sub, on the one hand, and any member of the Company’s management or the Board of Directors or any beneficial owner of Company Common Stock, on the other hand, (a) in effect on the date of this Agreement relating in any way to the equity or capital of the Company or any of its Subsidiaries, the transactions contemplated by this Agreement or the management of the Surviving Corporation after the Effective Time (nor will any such contract be entered into after the date of this Agreement with any member of the Company’s management or the Board of Directors without approval of the Board of Directors (or a committee thereof)), or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration in respect of its shares of Company Common Stock of a different amount than the Merger Consideration or any voting or similar agreement with any such stockholder with respect to its shares of Company Common Stock pursuant to which such stockholder agrees to vote in favor of this Agreement and the transactions contemplated by this Agreement or agrees to vote against or otherwise oppose any Acquisition Proposal.
SECTION 5.12.    No Other Representations and Warranties. Except for the representations and warranties contained in this Article 5 or in any certificate delivered in connection with this Agreement, none of Parent, Merger Sub or any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives or any other Person has made, or is making, any representation or warranty whatsoever to the Company or any of its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or any of its Affiliates or Representatives. Except for the representations and warranties set forth in Article 4 or in any certificate delivered in connection with this Agreement, each of Parent and Merger Sub acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Merger Sub, or any of their respective Representatives or Affiliates, and each of Parent and Merger Sub hereby disclaims reliance on any such other representation or warranty (including as to the accuracy or completeness of any information provided by the Company to Parent or Merger Sub), whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Merger Sub, or any of their Representatives or Affiliates, of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing. Except for the representations and warranties set forth in Article 4 or in any certificate delivered in connection with this Agreement, each of Parent and Merger Sub also acknowledges and agrees that the Company makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Sub or their respective Representatives or Affiliates.
ARTICLE 6.
COVENANTS OF THE COMPANY
The Company agrees that:
SECTION 6.01.    Conduct of the Company. Except (w) as consented to in writing in advance by Parent pursuant to Section 11.01(b) (which consent shall not be unreasonably withheld, conditioned or delayed), (x) as expressly required by this Agreement, (y) as set forth in Section 6.01 of the Company Disclosure Schedule or (z) as required by Applicable Law including the rules and regulations of the NYSE American, the Company (a) shall, and shall cause each of its Subsidiaries to (i) use reasonable best efforts to conduct its business in the ordinary course and (ii) use reasonable best efforts to (A) preserve intact its present business organization in all material respects,

(B) keep available the services of its directors, officers and key service providers (including employees and contractors), and (C) maintain satisfactory relationships with its customers, suppliers, landlords, Governmental Authorities and others having material business relationships with it (provided that in the case of this clause (a), no action with respect to the matters specifically permitted by any subclause of the following clause (b) shall constitute a breach of clause (a) unless any such action would constitute a breach of such subclause of the following clause (b)) and (b) shall not, and shall not permit any of its Subsidiaries to:
(i)    amend or modify its certificate of incorporation, bylaws or other similar organizational documents;
(ii)    (A) split, combine or reclassify any shares of its capital stock, (B) declare, accrue, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for (1) regular quarterly cash dividends paid by the Company on Company Common Stock in an amount not to exceed $0.24 per share with usual record and payment dates and consistent with the Company’s past dividend policy, and (2) dividends or other such distributions by any of its wholly owned Subsidiaries to the Company or to another wholly owned subsidiary of the Company or (C) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except for the acquisition of or repurchase of Company Common Stock required or permitted by the terms of any award agreements under the Company Stock Plans in order to effectuate a vesting, net exercise or net settlement of Company Restricted Stock, as applicable, in each case in accordance with their terms as in effect on the date of this Agreement;
(iii)    (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (1) any shares of Company Common Stock in accordance with the terms of any award agreements under the Company Stock Plans upon the vesting or satisfaction of service or performance conditions applicable to Company Restricted Stock that are outstanding on the date of this Agreement, and (2) any Company Subsidiary Securities to the Company or any other wholly owned Subsidiary of the Company or (B) amend any term of any Company Security or any Company Subsidiary Security;
(iv)    adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, merger, recapitalization or other reorganization of the Company or any of its Subsidiaries;
(v)    acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses having a value in excess of $100,000 individually or $250,000 in the aggregate, other than the acquisition of inventory, supplies or materials in the ordinary course;
(vi)    sell, lease, license or otherwise transfer, abandon, dispose of or create a Lien (other than Permitted Liens) on any of its assets, securities, properties, interests or businesses having a value in excess of $100,000 individually or $250,000 in the aggregate, other than sales of inventory for fair consideration in the ordinary course;
(vii)    other than in connection with actions permitted by Section 6.01(b)(iii), make any loans, advances or capital contributions to, or investments in, any other Person having a value in excess of $100,000 individually or $250,000 in the aggregate (except as set forth on Section 6.01(b)(vii) of the Company Disclosure Schedule);
(viii)    (A) enter into any collective bargaining agreement or other contract with a union, works council, labor organization, or other employee representative (each a “Labor Agreement”), or (B) recognize or certify any labor union, labor organization, works council, other employee representative or group of employees as the bargaining representative for any employees of the Company or any of its Subsidiaries;

(ix)    implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could reasonably be expected to implicate the WARN Act;
(x)    waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former Company Service Provider;
(xi)    (A) incur any indebtedness for borrowed money or guarantees thereof in excess of $100,000 in the aggregate, other than (x) borrowings under the Credit Agreement in the ordinary course for settlement in the Company’s marketing business in the ordinary course, so long as any such borrowings are repaid within ten (10) Business Days, and (y) guarantees by the Company on behalf of its wholly owned Subsidiaries in the ordinary course of business; or (B) amend, supplement or otherwise modify the Credit Agreement in any manner that would impede the ability of Parent to effectuate the payoff or release of the Credit Agreement or otherwise prepay borrowings and terminate commitments thereunder at the Closing.
(xii)    engage in any sale-leaseback or similar transaction with respect to the Owned Real Property;
(xiii)    amend in any material respect or waive any of its material rights under any Material Contract, or enter into any contract that would, if entered into prior to the date hereof, constitute a Material Contract (except (1) for entry into Material Contracts relating to matters specifically permitted by any other subclause of this Section 6.01(b) and (2) as set forth on Section 6.01(b)(xiii) of the Company Disclosure Schedule);
(xiv)    settle any litigation, arbitration or other Action involving or against the Company or any of its Subsidiaries, other than settlements or waivers that (1) involve only cash payments by the Company or any of its Subsidiaries not in excess of $100,000 individually or $250,000 in the aggregate (after taking into account insurance coverage maintained by the Company or its Subsidiaries that will cover such settlement, release or compromise) and (2) do not involve any injunctive relief against the Company or any of its Subsidiaries, admission of guilt or wrongdoing or other restrictions on business activities that could be expected to limit the Company or any of its Subsidiaries in the conduct of their business in any respect;
(xv)    except for non-exclusive licenses granted in the ordinary course of business, sell, lease, license, sublicense, modify, terminate, abandon or permit to lapse, transfer or dispose of create or incur any Lien (other than a Permitted Lien) on, or otherwise fail to take any action necessary to maintain, enforce or protect any Intellectual Property or Personal Data;
(xvi)    abandon, withdraw, terminate, suspend, abrogate, amend or modify in any material respect any material Permits of the Company and its Subsidiaries in a manner adverse to the business of the Company and its Subsidiaries;
(xvii)    cancel, materially reduce, terminate or fail to maintain in effect without replacing material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses;
(xviii)    except as required under the terms of any Company Plan or any Labor Agreement in effect on the date hereof, (A) increase the compensation or benefits to be paid or provided to any former Company Service Provider, (B) increase the compensation or benefits to be paid or provided to any current Company Service Provider; provided that the compensation or benefits paid or provided to any Company Service Provider (other than the Company Service Providers set forth on Section 6.01(b)(xviii)(B) of the Company Disclosure Schedule) may be increased up to such Company Service Provider’s Maximum Increase, (C) grant or award any bonus or incentive compensation to any Company Service Provider or former Company Service Provider, (D) enter into, establish, adopt, terminate, modify or amend any Company Plan, (E) take any action for the purpose of accelerating any payment, vesting, or funding of any compensation or benefits, payable, or to become payable, to any Company Service Provider or former Company Service Provider, (F) hire, engage or terminate (other than for cause) any Company Service Provider (or any individual who would become a Company Service Provider) with annual compensation in excess of $125,000 or (G) commence an obligation of the Company or any of its Subsidiaries to contribute to a Multiemployer Plan or a Multiple Employer Plan;
(xix)    change the Company’s fiscal year or change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;
(xx)    make, change or revoke any material Tax election, make any material change in its method of Tax accounting, settle or compromise any material Tax claim, audit or assessment, file an amended Tax Return, surrender any right to claim a material refund of Taxes, enter into any closing agreement with any Taxing Authority regarding any material Tax, request or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment in respect of material Taxes (other than pursuant to customary extensions of the due date to file a Tax Return obtained in the ordinary course of business) or apply for any private letter ruling or similar guidance from any Taxing Authority;
(xxi)    enter into any new commitments to make, or make, any capital expenditures, or acquisitions of real or personal property, other than amounts of which that are not in the aggregate in excess of 110% of the amounts estimated for the applicable period calculated using the budget for the Company set forth in Section 6.01(b)(xxi) of the Company Disclosure Schedule;
(xxii)    enter into any new commitments to make, or make, any capital expenditures in connection with the remediation of any Hazardous Material or similar corrective actions that would reasonably be expected to be required by Environmental Laws to address releases of Hazardous Material or violations of Environmental Laws, in each case that individually or in the aggregate are in excess of $25,000, without providing Parent notice of such event promptly (and in any event within two (2) calendar days of such event);
(xxiii)    engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC, in each case, that would be required to be disclosed pursuant to Item 404;
(xxiv)    enter into any new line of business outside of the Company’s and its Subsidiaries’ existing businesses on the date of this Agreement other than any line of business that is reasonably ancillary to and a reasonably foreseeable extension of an existing line of business, or change its material operating policies in any material respects; or
(xxv)    agree or commit to do any of the foregoing.
SECTION 6.02.    Company Stockholder Meeting. The Company shall (a) as soon as reasonably practicable following the date on which the SEC staff advises that it has no further comments on the Proxy Statement or that the Company may commence mailing the Proxy Statement, in accordance with the certificate of incorporation and bylaws of the Company and Applicable Law duly call and give notice of, and commence mailing of the Proxy Statement to the holders of Company Common Stock as of the record date established for, a meeting of holders of the shares of Company Common Stock (the “Company Stockholder Meeting”) to consider and vote upon the adoption of this Agreement and (b) as soon as reasonably practicable following the commencement of the mailing of the Proxy Statement pursuant to the foregoing clause (a), convene and hold the Company Stockholder Meeting, provided that the Company may (and, on no more than two occasions, if requested by Parent, shall) adjourn or postpone the Company Stockholder Meeting to a later date with Parent’s consent or to the extent the Company believes in good faith that such adjournment or postponement is reasonably necessary (i) to ensure that any required supplement or amendment to the Proxy Statement (which the Board of Directors has determined in good faith (after consultation with its outside legal counsel) is necessary under Applicable Law) is provided to the holders of shares of Company Common Stock within a reasonable amount of time in advance of the Company Stockholder Meeting, (ii) to allow reasonable additional time to solicit additional proxies necessary to obtain the Company Stockholder Approval, (iii) to ensure that there are sufficient shares of Company Common Stock represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting or (iv) otherwise where required to comply with Applicable Law; provided, that in no event (A) shall the Company Stockholder Meeting be adjourned or postponed beyond the date that is five (5) Business Days prior to the End Date or (B) once it is fixed by the Board of Directors, shall the record date for the Company Stockholder Meeting change (whether or not in connection with such adjournment or postponement), without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). Subject to Section 6.04, (A) the Board of Directors shall recommend that the holders of the shares of Company Common Stock approve and adopt this Agreement, (B) the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval and (C) the Company shall otherwise comply in all material respects with all legal requirements applicable to the Company Stockholder Meeting. The record date of the Company Stockholder Meeting and the date of the Company Stockholder Meeting shall be selected by the Company after reasonable consultation with Parent. The Company shall advise Parent on a daily basis during each of the last five (5) Business Days prior to the date of the Company Stockholder Meeting as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval.
SECTION 6.03.    Access to Information.
(a)    From the date hereof until the Effective Time, subject to Applicable Law, the Company shall (i) give Parent and its Representatives, upon reasonable notice, reasonable access during normal business hours to the offices, personnel (including its officers), facilities, properties, contracts, books and records of the Company and its Subsidiaries, (ii) furnish to Parent and its Representatives such financial and operating data and other information reasonably requested and (iii) instruct its Representatives to cooperate reasonably with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section 6.03 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Nothing in this Section 6.03 shall require the Company to provide any access, or to disclose any information (A) if providing such access or disclosing such information would violate any Applicable Law (including privacy laws) or binding agreement entered into prior to the date of this Agreement, (B) if the Company or its Subsidiaries do not have the right or ability to reasonably access the property or information requested or (C) protected by attorney-client privilege or other legal privilege to the extent such privilege cannot be protected by the Company through exercise of its reasonable efforts. Notwithstanding anything to the contrary, neither Parent nor its Representatives may conduct nor be provided access to any offices, facilities or properties owned, operated or used by the Company or its Subsidiaries to conduct any invasive testing or sampling of any building materials, indoor or outdoor air, water, soil, sediments or other environmental media, without the Company’s consent, not to be unreasonably withheld.
(b)    All information exchanged pursuant to Section 6.03(a) shall be subject to the Confidentiality Agreement.
SECTION 6.04.    No Solicitation; Other Offers.
(a)    No-Shop. Subject to the remainder of this Section 6.04, from the execution of this Agreement until receipt of the Company Stockholder Approval, the Company shall not and shall cause its Subsidiaries and each of its or their respective directors and officers and shall direct each of its or their financial advisors and shall use reasonable best efforts to cause each of its and their other Representatives not to directly or indirectly (i) solicit or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal, (ii) initiate, solicit, facilitate, participate in, or enter into any discussions or negotiations with, furnish any nonpublic information relating to the Company or any of its Subsidiaries or grant or afford access to the business, properties, assets, personnel, books or records of the Company or any of its Subsidiaries to, or otherwise knowingly cooperate with, any Third Party, in each case relating to an Acquisition Proposal or any inquiry, proposal or request that would reasonably be expected to lead to an Acquisition Proposal, (iii) (A) permit or fail to make, withdraw, withhold, qualify or modify, or propose publicly to withdraw, withhold, qualify or modify the Company Recommendation (or recommend an Acquisition Proposal) (B) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, or otherwise declare advisable, any Acquisition Proposal or proposal that would reasonably be expected to lead to an Acquisition Proposal, (C) fail to publicly recommend against any publicly disclosed Acquisition Proposal (other than a tender offer or exchange offer) within ten (10) Business Days after Parent so requests in writing, (D) fail to publicly recommend against any Acquisition Proposal structured as a tender offer or exchange offer within ten (10) Business Days after the commencement thereof or take any public position in connection with a tender or exchange offer other than a recommendation against such offer or a “stop, look and listen” communication by the Board of Directors, or (E) fail to include the recommendation of the Board of Directors in favor of approval and adoption of this Agreement and the Merger in the Proxy Statement (any action described in this clause (iii), an “Adverse Recommendation Change”), (iv) grant any waiver or amendment or release under any standstill or confidentiality agreement; provided that the foregoing clause (iv) shall not prohibit the Company or any of its Subsidiaries from amending, modifying or granting any waiver or release under any standstill, confidentiality or similar agreement of the Company or any of its Subsidiaries to the extent necessary to permit the applicable Person to make, on a confidential basis to the Board of Directors, an Acquisition Proposal, in each case, solely to the extent the Board of Directors determines, in consultation with its outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties, (v) allow, authorize or cause the Company or any of its Subsidiaries to enter into any agreement in principle, letter of intent, memorandum of understanding, acquisition agreement or other contract providing for or relating to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, agreement or contract, an “Alternative Acquisition Agreement”) or announce the intention to do so or (vi) resolve or agree to do any of the foregoing.
(b)    Exceptions. Notwithstanding anything contained in this Agreement to the contrary, but subject to compliance with the other provisions of this Section 6.04, at any time prior to receipt of the Company Stockholder Approval:
(i)    in the event the Company receives a bona fide unsolicited Acquisition Proposal from a Third Party that did not result from a breach of Section 6.04(a), if the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that (A) such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and (B) failure to engage in negotiations or discussions with such Third Party would be inconsistent with its fiduciary duties, then the Company may (1) engage in negotiations or discussions with such Third Party and its Representatives and (2) furnish to such Third Party or its Representatives nonpublic information relating to the Company or any of its Subsidiaries and afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries pursuant to a confidentiality agreement no less favorable in any material respect to the Company than the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”); provided that, to the extent that any nonpublic information relating to the Company or its Subsidiaries is provided to any such Third Party or any such Third Party is given access which was not previously provided to or made available to Parent, such nonpublic information or access is provided or made available to Parent promptly after (and in any event within 24 hours of) its being shared with such Third Party; and
(ii)    subject to compliance with Section 6.04(d), the Board of Directors may, (A) in response to the receipt of a bona fide unsolicited written Acquisition Proposal from a Third Party which did not result from a breach of Section 6.04(a) and that the Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Superior Proposal, make an Adverse Recommendation Change or terminate this Agreement pursuant to and in accordance with Section 10.01(d)(i) in order to enter into an Alternative Acquisition Agreement relating to a Superior Proposal, or (B) in response to an Intervening Event, make an Adverse Recommendation Change of the type described in clause (A) or (E) of the definition thereof, if and only if, in each case, the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties.
In addition, nothing contained herein shall prevent the Company or the Board of Directors (or any committee thereof), after consultation with its outside legal counsel, from (A) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal (provided that neither the Company nor the Board of Directors may recommend any Acquisition Proposal unless permitted by this Section 6.04(b)), (B) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act, or (C) contacting and engaging in discussions with any Person or group who has made an offer with respect to an Acquisition Proposal that was not solicited in breach of Section 6.04(a) for the sole purpose of clarifying and understanding the terms of such offer.
(c)    Required Notices. From and after the date hereof and prior to obtaining the Company Stockholder Approval, the Company shall notify Parent promptly (and in any event within twenty-four (24) hours) after receipt by the Company of any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the business, properties, personnel, assets, books or records of the Company or any of its Subsidiaries by any Third Party, in each case, that could reasonably be expected to make, or has made, an Acquisition Proposal (which notice shall include the identity of the Third Party making such Acquisition Proposal and unredacted copies of the Acquisition Proposal and all related documents (including all financing commitments and other documents relating to the financing), and if such Acquisition Proposal or any portion thereof was not provided in writing, a summary of the material terms and conditions thereof) and keep Parent reasonably informed, on a prompt basis, of the status and material terms and conditions of any Acquisition Proposal and any developments which are not immaterial related thereto and the status of any discussions or negotiations, including promptly (but in no event later than twenty-four (24) hours after receipt) providing Parent summaries of all oral communications between the Company and unredacted copies of all material correspondence and written materials (including any amendments or modifications thereto) sent or provided to or by the Company or any of its Subsidiaries or any of their respective Representatives in connection therewith. The Company agrees that the Company and its Subsidiaries will not enter into any Acceptable Confidentiality Agreement with any Person subsequent to the date hereof that prohibits the Company from providing information to Parent as required by this Section 6.04.
(d)    Last Look. Neither the Board of Directors nor the Company shall take any of the actions referred to in Section 6.04(b)(ii) unless (i) the Company shall have notified Parent, in writing and at least four (4) Business Days prior to taking such action, of its intention to take such action, specifying, in reasonable detail, the reasons for the Adverse Recommendation Change, and attaching unredacted copies of all proposed agreements for the Superior Proposal or a reasonably detailed description of the Intervening Event, as applicable (such written notice, a “Notice of Recommendation Change”), (ii) Parent shall not have made, within four (4) Business Days after receipt of such written notification (such period, the “Notice Period”), an offer that the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, obviates the need to effect the Adverse Recommendation Change, or is at least as favorable from a financial point of view to the Company’s stockholders, taking into consideration the identity of the counterparty, the expected timing, conditionality and likelihood of consummation of the contemplated transactions, any legal, financial and regulatory aspects, and such other factors determined by the Board of Directors to be relevant, in the case of any such Superior Proposal, as applicable, (iii) during the Notice Period, the Company and its Representatives shall have negotiated with Parent and its Representatives in good faith to make such adjustments to the terms and conditions of this Agreement so that either such Acquisition Proposal would cease to constitute a Superior Proposal or the failure to make an Adverse Recommendation Change in response to such Intervening Event would no longer be inconsistent with the fiduciary duties of the Board of Directors under Applicable Law, as applicable, and (iv) in determining whether to make such Adverse Recommendation Change in response to such Intervening Event or Superior Proposal or terminate this Agreement in connection with such Superior Proposal, as applicable, the Board of Directors shall have taken into account any changes to the terms of this Agreement proposed by Parent in response to any Notice of Recommendation Change during the Notice Period (as may be extended); provided, further, that any material revision to any Acquisition Proposal (it being understood that any change to the financial terms or form of consideration (or material terms relating to conditionality, termination and termination fees, regulatory efforts or financing) shall be deemed a material revision) shall require a new written notice to be provided in accordance with clause (i) and the Company shall be required to comply again with the requirements of this Section 6.04(d); provided, further, that the new Notice Period shall be two (2) Business Days.
(e)    Obligation to Terminate Discussions. Subject to the remainder of this Section 6.04, (i) the Company shall, and shall cause any of its Subsidiaries and its and their respective Representatives to cease immediately and cause to be terminated (i) any and all existing activities, discussions, negotiations or solicitations of the foregoing, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal and (ii) the Company shall promptly (and in any event within one (1) Business Day after the date hereof) terminate any data room access of such Third Party or any of its Representatives and request in writing that each Third Party that has executed a confidentiality or similar agreement in connection with any transaction or proposal involving the Company that could reasonably be expected to lead to an Acquisition Proposal or that relates to a potential Acquisition Proposal promptly return to the Company or destroy all non-public information previously furnished or made available to such Third Party or any of its Representatives by or on behalf of the Company or its Representatives. If at any time the Company provides any non-public information to a Third Party, in compliance with Section 6.04(b) and the Board of Directors subsequently determines that the Acquisition Proposal made by such Third Party is not, or would not reasonably be expected to lead to, a Superior Proposal, then the Company shall promptly (and in any event within two (2) Business Days after the date thereof) terminate any data room access of such Third Party or any of its Representatives and request in writing that each Third Party promptly return to the Company or destroy all non-public information previously furnished or made available to such Third Party or any of its Representatives by or on behalf of the Company or its Representatives.
(f)    Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(i)    “Superior Proposal” means a bona fide unsolicited written Acquisition Proposal (but substituting “50%” for all references to “20%” in the definition of such term) on terms that the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that are (A) more favorable from a financial point of view to the Company’s stockholders (in their capacity as such) than the Merger (taking into account any changes to the terms of this Agreement proposed by Parent to the Company in response to such Acquisition Proposal) and (B) reasonably capable of being completed on the terms proposed, in each case, taking into consideration (1) the identity of the counterparty, (2) the expected timing, conditionality and likelihood of consummation of the contemplated transaction(s), (3) any legal, financial, financing and regulatory aspects of such Acquisition Proposal that are determined by the Board of Directors in good faith to be relevant and (4) any other factors determined by the Board of Directors in good faith to be relevant.
(ii)    “Intervening Event” means any material event, fact, circumstance, development or occurrence (other than any event, fact, circumstance, development or occurrence primarily resulting from a breach of this Agreement by the Company) that was not known or reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, to the Board of Directors as of the date of this Agreement and does not relate to (A) an Acquisition Proposal or any inquiry, offer, or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (B) any changes after the date hereof in the market price or trading volume of Company Common Stock (it being understood that the underlying cause of any of such changes may be considered and taken into account) or (C) the fact, in and of itself, that the Company exceeds any internal or published projections, estimates or expectation of the Company’s revenue, earnings or other financial performance or results of operations for any period (it being understood that the underlying cause of any such events may be considered and taken into account), and in any case, which event or circumstance becomes known to or by the Board of Directors prior to receipt of the Company Stockholder Approval.
(g)    Any breach of this Section 6.04 by any director, officer or Representative of the Company or any of its Subsidiaries will be deemed to be a breach of this Agreement by the Company.

SECTION 6.05.    Stock Exchange Delisting. Prior to the Effective Time, the Company shall reasonably cooperate with Parent and use its reasonable best efforts to take all actions reasonably necessary, proper or advisable on its part under Applicable Laws and the rules and policies of the NYSE American to enable the delisting of Company Common Stock from the NYSE American and the deregistration of Company Common Stock under the 1934 Act as promptly as practicable after the Effective Time.
SECTION 6.06.    Payoff Letter and Bosard Termination. The Company shall deliver to Parent, at least three (3) Business Days prior to the Closing, a customary payoff letter, in form and substance reasonably satisfactory to Parent, from the agent under the Credit Agreement relating to the repayment in full of all obligations thereunder, the termination of the Credit Agreement and all commitments in connection therewith and the release of all Liens securing the obligations thereunder. Prior to the Closing, the Company shall enter into customary termination and release agreements, in form and substance reasonably satisfactory to Parent, with respect to the Bosard Grant Agreements and the GulfStar Engagement Letter.
SECTION 6.07.    Termination of Related Party Contracts. The Company and its Subsidiaries shall take actions necessary to (a) terminate with no continuing obligations or liabilities all Related Party Contracts other than the Related Party Contracts set forth on Section 6.07 of the Company Disclosure Schedule, and (b) cause any and all obligations and liabilities thereunder to be extinguished or paid at or prior to the Closing, without any payment by or obligation or liability of Parent (including the Company and any of its Subsidiaries) after the Closing.
SECTION 6.08.    Termination of Company 401(k) Plan. If requested by Parent in writing delivered to the Company not less than ten (10) Business Days before the Closing Date, the Board of Directors (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate any 401(k) plan sponsored or maintained by the Company (the “Company 401(k) Plan”), effective as of the day immediately prior to the Closing Date and contingent upon the occurrence of the Effective Time. If Parent requests that the Company 401(k) Plan be terminated, (i) the Company shall provide Parent with evidence that such plan has been terminated, contingent upon the occurrence of the Effective Time (the form and substance of which shall be subject to reasonable review and comment by Parent), not later than two (2) days immediately preceding the Closing Date and (ii) the Continuing Employees shall be eligible to participate, effective as of the Effective Time (or as soon as reasonably administratively practicable thereafter), in a 401(k) plan sponsored or maintained by Parent or one of its Affiliates (a “Parent 401(k) Plan”). The Company and Parent shall use reasonable best efforts to take any and all actions as may be required, including amendments to the Company 401(k) Plan and/or the Parent 401(k) Plan, to permit the continuing employees of Company and its Subsidiaries who are then actively employed to make rollover contributions to the Parent 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash or notes (in the case of loans) in an amount equal to the full account balance distributed to such employee from the Company 401(k) Plan.
ARTICLE 7.
COVENANTS OF PARENT
Parent agrees that:
SECTION 7.01.    Conduct of Parent. Parent shall not, and shall cause its Subsidiaries not to, from the date of this Agreement to the Effective Time, take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement, including the financing thereof, provided, however, that this Section 7.01 shall not apply to the matters covered by Section 8.01, which shall be exclusively governed by Section 8.01.
SECTION 7.02.    Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

SECTION 7.03.    Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:
(a)    For six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to indemnify and hold harmless the present and former directors, officers and employees of the Company and its Subsidiaries and any individuals serving in such capacity at or with respect to other Persons at the Company’s or its Subsidiaries’ request (each, an “Indemnified Person”) from and against any losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the Indemnified Person’s having served in such capacity prior to the Effective Time to the fullest extent permitted by Delaware Law or any other Applicable Law, in all cases, to the extent provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof. If any Indemnified Person is made party to any claim, action, suit, proceeding or investigation arising out of or relating to matters that would be indemnifiable pursuant to the immediately preceding sentence, Parent shall, and shall cause the Company to, advance reasonable fees, costs and expenses (including reasonable attorneys’ fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such claim, action, suit, proceeding or investigation, to the extent provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof.
(b)    For six (6) years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of directors, officers and employees and advancement of fees, costs and expenses that are no less advantageous (in the aggregate) to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.
(c)    Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), which D&O Insurance shall (i) be for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time; (ii) be from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance and (iii) have terms, conditions, retentions and limits of liability that are no less favorable (in the aggregate) than the coverage provided under the Company’s existing policies (that are made available to Parent) with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an Indemnified Person by reason of his or her having served in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof (pursuant to policies made available to Parent) with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable (in the aggregate) than the coverage provided under the Company’s existing policies as of the date hereof (that are made available to Parent), or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six (6)-year period with terms, conditions, retentions and limits of liability that are no less favorable (in the aggregate) than as provided in the Company’s existing policies as of the date hereof (that are made available to Parent). Notwithstanding the foregoing sentences of this paragraph, in no event shall Parent or the Surviving Corporation be required to (and the Company shall not be permitted to) expend for such policies pursuant to this paragraph an aggregate amount of premiums (or in the event the Company or the Surviving Corporation for any reason fails to obtain a “tail” insurance policy, an annual amount of premiums) in excess of 300% of the premium that the Company paid in its last full fiscal year of coverage, which amount is set forth in Section 7.03(c) of the Company Disclosure Schedule; provided that if the aggregate amount of premiums of such insurance coverage exceeds such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.
(d)    If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made for the successors and assigns of Parent or the Surviving Corporation, as the case may be, to assume the obligations set forth in this Section 7.03.
(e)    The rights of each Indemnified Person under this Section 7.03 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries (that has been made available to Parent). These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.
SECTION 7.04.    Employee Matters.
(a)    For a period of twelve (12) months following the Closing Date (or until the date of termination of employment of the relevant Continuing Employee, if sooner), Parent shall cause the Surviving Corporation and its Subsidiaries to provide to each employee who is employed by the Company or its Subsidiaries as of immediately prior to the Closing (including any individual who is not actively working on the Closing Date as a result of an approved leave of absence) and who remains in the employ of Parent, the Surviving Corporation or any of its Subsidiaries immediately after the Closing (each such individual, a “Continuing Employee”) (i) base salary or wages and target cash bonus opportunity, in each case, that is no less favorable than the base salary or wages and target cash bonus opportunity as provided to similarly situated employees of Parent as of immediately prior to the Effective Time and (ii) employee benefits (excluding, in each case and for the avoidance of doubt, defined benefit pension benefits, retiree or post-termination health or welfare benefits, nonqualified deferred compensation, severance, retention, change in control compensation, long-term bonus or incentive, or equity or equity-based plans or arrangements (collectively, “Excluded Benefits”)) that are substantially comparable in the aggregate to the employee benefits (other than Excluded Benefits) provided to similarly situated employees of Parent as of immediately prior to the Effective Time.
(b)    Parent shall, and shall cause its Affiliates (including the Surviving Corporation and its Subsidiaries) to, cause any employee benefit plans (other than those providing for Excluded Benefits) established, maintained or contributed to by Parent or any of its Affiliates that cover any of the Continuing Employees following the Closing (collectively, the “Parent Plans”) to recognize the pre-Closing service of Continuing Employees with the Company for purposes of vesting, eligibility to participate and future vacation benefit accrual to the same extent and for the same purpose that such Continuing Employee was entitled to credit for such service under the analogous Company Plan immediately prior to the Effective Time, except to the extent such service credit would result in a duplication of benefits or compensation for the same period. For the year that includes the Closing Date, Parent shall, and shall cause its Affiliates (including the Surviving Corporation and its Subsidiaries) to, use reasonable best efforts to: (i) waive any pre-existing condition limitations or exclusions, actively-at-work requirements and waiting periods under any Parent Plan that is a group welfare plan for participating Continuing Employees to the extent waived or satisfied by the applicable Continuing Employee under the analogous Company Plan immediately prior to the Effective Time and (ii) provide credit to each participating Continuing Employee under such Parent Plan for amounts paid by the Continuing Employee prior to the Closing during the year in which the Closing occurs under any analogous Company Plan during the same period for purposes of applying deductibles, co-payments, offsets and out-of-pocket maximums as though such amounts had been paid in accordance with the terms of such Parent Plan.
(c)    If (x) the Closing occurs before March 15, 2025, with respect to each Company Plan that is an annual cash incentive compensation plan or arrangement set forth on Section 7.04(c) of the Company Disclosure Schedule (each, an “Annual Bonus Plan”) for the fiscal year ending December 31, 2024, or (y) the Closing occurs after the applicable fiscal period with respect to each Company Plan that is a quarterly cash incentive compensation plan or arrangement set forth on Section 7.04(c) of the Company Disclosure Schedule (each, a “Quarterly Bonus

Plan”), to the extent that the bonuses have been earned under an Annual Bonus Plan or Quarterly Bonus Plan, as applicable (as determined in good faith and consistent with the Company’s or its applicable Subsidiary’s past practice) but have not been paid prior to Closing, Parent shall pay, or shall cause its Affiliates (including the Surviving Corporation and any of its respective Subsidiaries) to pay, such earned bonuses following Closing, which amounts shall be paid at substantially the same time as the applicable bonuses have historically been paid by the Company or its applicable Subsidiaries (but in no event later than the 15th day of the 3rd month following the end of such fiscal year in the case of an Annual Bonus Plan); provided that notwithstanding the foregoing, Parent shall not be required to pay or cause payment to any Continuing Employee pursuant to this Section 7.04(c) unless such Continuing Employee either (i) remains in the employ of Parent, the Surviving Corporation or any of their respective Subsidiaries as of the date of payment of such bonus amount or (ii) is no longer in the employ of Parent, the Surviving Corporation or any of their respective Subsidiaries because such Continuing Employee was terminated without Cause (as defined in the Company’s Amended and Restated 2018 Long-Term Incentive Plan).
(d)    Parent shall cause the Surviving Corporation and its Subsidiaries to continue to credit under any applicable Parent Plans each Continuing Employee for all vacation and personal holiday pay that such Continuing Employee is entitled to use but has not used as of the Closing.
(e)    Parent hereby acknowledges and agrees that a “change in control” (or similar phrase) within the meaning of the Company Plans will occur as of the Effective Time.
(f)    Without limiting the generality of Section 11.06, the provisions of this Section 7.04 are solely for the benefit of the parties to this Agreement, and no Company Service Provider or any other Person shall be regarded for any purpose as a third-party beneficiary of this Section 7.04. Nothing herein shall (i) be deemed to establish, amend or modify any Company Plan or any other benefit plan, program, policy, agreement or arrangement, (ii) prohibit or limit the ability of Parent or any of its Affiliates (including, following the Closing, the Surviving Corporation and its Subsidiaries) to amend, modify or terminate any benefit or compensation plan, program, policy, agreement or arrangement at any time maintained or sponsored by Parent, Merger Sub, the Company or any of their respective Affiliates or (iii) create or confer any right of employment, engagement or service or continued employment, engagement or service or any particular term or condition of employment, engagement or service for any Continuing Employee or any other Person.
SECTION 7.05.    Voting of Shares. Parent shall vote all shares of Company Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.
ARTICLE 8.
COVENANTS OF PARENT AND THE COMPANY
The parties hereto agree that:
SECTION 8.01.    Regulatory Undertakings; Reasonable Best Efforts. Subject to the terms and conditions of this Agreement (including, for the avoidance of doubt, any actions taken by the Company permitted by Section 6.02 or Section 6.04), the Company and Parent shall use reasonable best efforts to take, or cause to be taken (including by causing their Subsidiaries to take), all actions (including instituting or defending any action, suit or proceeding), and do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement as expeditiously as possible (and in any event prior to the End Date), including (i) preparing and filing as promptly as practicable with any Governmental Authority all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, transfers and applications and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement as expeditiously as possible (and in any event prior to the End Date); provided, however, that neither the Company, Parent nor their respective Subsidiaries shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any contract in connection with obtaining any consent without the prior written consent of Parent (with respect to actions taken by Parent and its Subsidiaries) or the Company (with respect to actions taken by the Company and its Subsidiaries).
SECTION 8.02.    Certain Filings. As promptly as reasonably practicable after the date of this Agreement and, with respect to clause (a) below, no later than forty (40) days following the date of this Agreement, the Company shall (a) prepare and file the Proxy Statement with the SEC in preliminary form as required by the 1934 Act and (b) in consultation with Parent, the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act in a manner to enable the record date for the Company Stockholder Meeting to be set so that the Company Stockholder Meeting can be held promptly following the effectiveness of the Proxy Statement. The Company shall use reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after the filing thereof. The Company shall obtain and furnish the information required to be included in the Proxy Statement, shall provide Parent and Merger Sub with any comments that may be received from the SEC or its staff with respect thereto, shall respond as promptly as practicable to any such comments made by the SEC or its staff with respect to the Proxy Statement, shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement and any responses to comments made by the SEC or its staff each time before it is filed with the SEC, shall give reasonable and good-faith consideration to any comments thereon made by Parent and its counsel, and shall cause the Proxy Statement in definitive form to be mailed to the Company’s stockholders at the earliest reasonably practicable date. The Company and Parent shall cooperate with one another (a) in connection with the preparation of the Proxy Statement, (b) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, in connection with the consummation of the transactions contemplated by this Agreement and (c) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers. Each of the Company and Parent shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries, to the SEC or the NYSE American in connection with the Proxy Statement. If at any time prior to receipt of the Company Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company (with respect to information related to the Company) or Parent (with respect to information related to Parent) that should be set forth in an amendment or supplement to the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under Applicable Law, disseminated to the stockholders of each of the Company and Parent.
SECTION 8.03.    Public Announcements. The initial press release concerning this Agreement and the Merger will be a press release reasonably acceptable to the Company and Parent and will be issued promptly following the execution and delivery of this Agreement. Thereafter, except in connection with the matters contemplated by Section 6.04, Parent and the Company shall consult with each other before issuing any press release, making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby (other than any press release, communication, public statement, press conference or conference call which has a bona fide purpose that does not relate to this Agreement or the transactions contemplated hereby and in which this Agreement and the transactions contemplated hereby are mentioned only incidentally) and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before obtaining the other party’s written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, after the issuance of the initial press release or any press release or the making of any public statement with respect to which the foregoing consultation procedures have been followed, either party may issue such additional publications or press releases and make such other customary announcements and public statements without consulting with any other party hereto so long as such additional publications, press releases, announcements and public statements do not disclose any non-public information regarding the transactions contemplated by this Agreement beyond the scope of the disclosure included in and as materially consistent with, the initial press release or another press release or public statement with respect to which the other party had been consulted. Notwithstanding the foregoing, no press release or other communication shall name any Financing Source without the prior consent of such Financing Source.
SECTION 8.04.    Merger Without Meeting of Stockholders. Immediately following the execution of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement.
SECTION 8.05.    Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of shares of Company Common Stock in connection with the transactions contemplated by this Agreement (including derivative securities of such shares of Company Common Stock) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.
SECTION 8.06.    Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of any of the following, if such party has Knowledge thereof: (a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened in writing against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement; provided that a party’s good faith failure to comply with this Section 8.06 shall not provide any other party the right not to effect the transactions contemplated by this Agreement, except to the extent that any other provision of this Agreement independently provides such right.
SECTION 8.07.    Litigation and Proceedings. The Company shall control the defense or settlement of any litigation or other legal proceedings (other than any litigation or other legal proceeding in connection with or arising out of or otherwise related to a demand for dissenters’ rights under Applicable Law which shall be governed by Section 2.04) against the Company or any of its directors relating to this Agreement, the Merger or the other transactions contemplated by this Agreement (“Transaction Litigation”); provided that the Company shall (a) give Parent prompt written notice of any Transaction Litigation, including by providing copies of all pleadings with respect thereto, (b) give Parent a reasonable opportunity to participate, at Parent’s expense, in the defense, settlement or prosecution of any Transaction Litigation and (c) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation; and provided, further, that the Company agrees that it shall not settle or offer to settle any Transaction Litigation without the prior written consent of Parent, which shall not be unreasonably withheld, delayed or conditioned. For purposes of this Section 8.07, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company, and Parent may offer comments or suggestions with respect to such Transaction Litigation (which the Company shall consider in good faith) but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth in the preceding sentence.
SECTION 8.08.    Resignation. At the written request of Parent, the Company shall cause each director or officer of the Company or any director or officer of any of the Company’s Subsidiaries to resign in such capacity, with such resignations to be effective as of the Effective Time.
SECTION 8.09.    No Control of the Other Party’s Business. The parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.
SECTION 8.10.    Financing Cooperation.

(a)    Prior to the Effective Time, the Company agrees to provide all reasonable cooperation in connection with the arrangement of any debt or equity financing to be obtained by Parent, Merger Sub or their respective Affiliates in connection with the Merger (“Financing”); provided that the Company and its Subsidiaries shall not be required to: (i) waive or amend any terms of this Agreement; (ii) give any indemnities; (iii) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries, be unduly burdensome or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries; (iv) take any action that would reasonably be expected to result in a contravention of, violation or breach of, or default under, this Agreement, any organizational documents of the Company or any Subsidiaries of the Company, any Material Contract (including confidentiality provisions therein) or any Applicable Law; (v) provide access to or disclose information which would result in waiving any attorney-client privilege or work-product privilege or which would reasonably be expected to result in a breach of any confidentiality obligations of the Company or any of its Subsidiaries; (vi) pay any commitment or other similar fee or incur any other cost or liability in connection with the Financing prior to the Closing, except for any liabilities that are conditioned on the Closing having occurred; (vii) approve, execute or deliver any letter, agreement, document or certificate in connection with the Financing that would be effective prior to Closing or (viii) deliver or cause to be delivered any legal opinions or accountants’ comfort letters or reliance letters. For the avoidance of doubt, nothing contained in this Section 8.10 or otherwise in this Agreement shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to any Financing.
(b)    Parent shall promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses incurred by the Company or its Subsidiaries, in connection with such cooperation. The Company and its counsel shall be given a reasonable opportunity to review and comment on any materials with respect thereto that are to be presented during any road shows or bank presentations conducted in connection with the Financing, and Parent shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. Parent shall indemnify and hold harmless the Company, its Subsidiaries, and their Affiliates, for and against any and all losses, liabilities, claims and damages suffered or incurred by them in connection with the arrangement of Financing or any alternative financing and any information utilized in connection therewith (other than information provided by the Company for use in connection therewith).
(c)    All nonpublic or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Financing and to any underwriters, initial purchasers or placement agents in connection with the Financing (and, in each case, to their respective counsel and auditors) (together with such Person’s Affiliates, collectively, “Financing Sources”), so long as such Persons agree to be bound by the Confidentiality Agreement as if parties thereto.
(d)    Without limiting the foregoing, the Company agrees to furnish Purchaser with such documentation and other information about the Company and its Subsidiaries as is reasonably requested in writing by the Financing Sources (through Purchaser), including any information required or advisable under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
(e)    Notwithstanding anything to the contrary contained in this Agreement, a breach of this Section 8.10 by the Company will only constitute a material breach for purposes of this Agreement if (x) the Company shall have committed a Willful Breach (as defined in Section 10.02) of any of its obligations under this Section 8.10 and (y) Parent has provided the Company with notice in writing of such Willful Breach (with reasonable specificity as to the basis for any such Willful Breach and with commercially reasonable and specific actions to cure such alleged Willful Breach) and the Company has failed to cure such Willful Breach (whether through such actions or otherwise) within ten (10) Business Days of the Company’s receipt of such written notice. Parent acknowledges and agrees that its obligation to consummate the transactions contemplated hereby is not conditioned upon any Financing being made available to Parent.

ARTICLE 9.
CONDITIONS TO THE MERGER
SECTION 9.01.    Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent legally permissible, waiver of the following conditions:
(a)    the Company Stockholder Approval shall have been obtained in accordance with Delaware Law; and
(b)    no Applicable Law (whether temporary, preliminary or permanent) shall have been issued, enacted, adopted, promulgated or enforced by any Governmental Authority of competent jurisdiction prohibiting, rendering illegal or enjoining the consummation of the Merger that remains in effect.
SECTION 9.02.    Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:
(a)    the Company shall have complied with and performed in all material respects all of its obligations and covenants hereunder required to be performed by it at or prior to the Effective Time;
(b)    the representations and warranties of the Company contained in (i) the first two sentences of Section 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.04(a) and (b) (Non-Contravention), Section 4.10(b) (Absence of Certain Changes) and Section 4.22 (Finders’ Fees) (disregarding all materiality, Company Material Adverse Effect or similar qualifications contained therein) shall be true in all material respects at and as of the date of this Agreement and the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), (ii) Section 4.05(a), (c), (d), (f) and (g) (Capitalization) (disregarding all materiality, Company Material Adverse Effect or similar qualifications contained therein) shall be true at and as of the date of this Agreement and the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), except for any de minimis inaccuracies; and (iii) the other representations and warranties of the Company contained in this Agreement (disregarding all materiality, Company Material Adverse Effect or similar qualifications contained therein) shall be true in all respects at and as of the date of this Agreement and the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), with only such exceptions in the case of this clause (iii) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
(c)    Since the date hereof, there shall not have occurred any event, occurrence, fact, condition, change, development or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
(d)    The Company shall have delivered a properly executed certification, in a form reasonably satisfactory to Parent and in form and substance required under the Treasury Regulations, stating that the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and a copy of the notice of such certification to be sent to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice and copy of the certificate to the IRS on behalf of the Company after Closing; and
(e)    Parent shall have received a certificate signed by an executive officer of the Company to the effect that the conditions set forth in the preceding clauses (a), (b), and (c) have been satisfied.

SECTION 9.03.    Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction or waiver of the following additional conditions:
(a)    each of Parent and Merger Sub shall have complied with and performed in all material respects all of its obligations and covenants hereunder required to be performed by it at or prior to the Effective Time;
(b)    the representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding all materiality, Parent Material Adverse Effect or similar qualifications contained therein) shall be true in all respects at and as of the date of this Agreement and the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), with only such exceptions in the case of this clause (b) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and
(c)    the Company shall have received a certificate signed by an executive officer of Parent to the effect that the conditions set forth in the preceding clauses (a) and (b) have been satisfied.
ARTICLE 10.
TERMINATION
SECTION 10.01.    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):
(a)    by mutual written agreement of the Company and Parent;
(b)    by either the Company or Parent, if:
(i)    the Merger has not been consummated on or before May 11, 2025 (the “End Date”); provided that, the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach (including, in the case of Parent, a breach by Merger Sub) of any provision of this Agreement has been the primary cause of, or primarily resulted in, the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in Article 9 prior to the End Date;
(ii)    there shall be any injunction or other order issued by a Governmental Authority of competent jurisdiction prohibiting or preventing the consummation of the Merger and such injunction or other order shall have become final and nonappealable; provided that, the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose breach (including, in the case of Parent, a breach by Merger Sub) of any provision of this Agreement is the primary cause of, or primarily resulted in, such injunction or other order; or
(iii)    at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 10.01(b)(iii) shall not be available to the Company if the failure to obtain such Company Stockholder Approval was primarily caused by any action or failure to act of the Company that constitutes a breach of its obligations under this Agreement.
(c)    by Parent, if:
(i)    prior to receipt of the Company Stockholder Approval, an Adverse Recommendation Change shall have occurred; or
(ii)    a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause or result in the conditions set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied and to be incapable of being satisfied by the End Date, or if curable prior to the End Date, the Company shall not have cured such breach within thirty (30) calendar days after receipt of written notice thereof from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 10.01(c)(ii); provided that, at the time at which Parent would otherwise exercise such termination right, neither Parent nor Merger Sub shall be in material breach of its or their obligations under this Agreement so as to cause any of the conditions set forth in Section 9.01 or Section 9.03 not to be capable of being satisfied; or
(d)    by the Company, if:
(i)    prior to receipt of the Company Stockholder Approval, (A) the Company has received a Superior Proposal, (B) the Board of Directors authorizes the Company to enter into a definitive Alternative Acquisition Agreement providing for the consummation of the transaction contemplated by that Superior Proposal, and (C) the Company has complied in all material respects with Section 6.04; provided that concurrently with such termination, the Company pays to Parent or its designee the Termination Fee payable pursuant to Section 11.04 and enters into the Alternative Acquisition Agreement with respect to such Superior Proposal;
(ii)    a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that would cause or result in the conditions set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied and to be incapable of being satisfied by the End Date, or if curable prior to the End Date, Parent or Merger Sub shall not have cured such breach within thirty (30) calendar days after receipt of written notice thereof from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 10.01(d)(ii); provided that, at the time at which the Company would otherwise exercise such termination right, the Company shall not be in material breach of its obligations under this Agreement so as to cause any of the conditions set forth in Section 9.01 or Section 9.02 not to be capable of being satisfied; or
(iii)    if (A) all of the conditions set forth in Section 9.01 and Section 9.02 have been and continue to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied assuming a Closing would occur), (B) Parent, in violation of the terms of this Agreement, fails to consummate the Merger in accordance with Section 2.01 on the date on which the Closing should have occurred pursuant to Section 2.01(b), (C) following such failure by Parent to consummate the Merger in accordance with Section 2.01 in violation of the terms of this Agreement, the Company has provided irrevocable written notice to Parent that the Company is ready, willing and able to consummate the Closing on such date of notice and at all times during the three (3) Business Day period immediately thereafter and (D) Parent fails to consummate the Merger within such three (3) Business Day period after delivery by the Company to Parent of the notice described in clause (C).
The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other parties.
SECTION 10.02.    Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties hereto, subject to Section 11.04(b); provided that, subject to Section 11.04(c), if such termination shall result from the fraud of, or Willful Breach by, any party, such party shall be fully liable for any and all liabilities and damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include damages based on the benefit of the bargain lost by a party’s equityholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) incurred or suffered by the other parties as a result of such failure. The provisions of this Section 10.02, Section 6.03(b), Section 7.03 and Article 11 (other than Section 11.13) shall survive any termination hereof pursuant to Section 10.01. For purposes of this Agreement, “Willful Breach” means any breach of this Agreement that is the consequence of an action or omission by any party if such party knew or should have known that the taking of such action or the failure to take such action would be a breach of this Agreement, including, with respect to Parent, the failure, for any reason, to pay the Merger Consideration (including as a result of Parent not having sufficient funds available to consummate the transactions contemplated hereby), if and when required hereunder. For the avoidance of doubt, in the event of termination of this Agreement, the Financing Sources will have no liability to the Company, any of its Affiliates, any other Company Related Parties under this Agreement or otherwise relating to or arising out of the transactions contemplated hereby or the Financing (including for fraud or any Willful Breach).
ARTICLE 11.
MISCELLANEOUS
SECTION 11.01.    Notices.
(a)    All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Sub, to:
Tres Energy LLC
6702 Broadway
Galveston, TX 77554
Attention: Chief Investment Officer
E-mail:     [redacted]

with a copy, which shall not constitute notice, to:
King & Spalding LLP
1100 Louisiana St.
Suite 4100
Houston, TX 77002
Attention: Jonathan Newton, Robert Leclerc
E-mail:     jnewton@kslaw.com; RLeclerc@KSLAW.com

if to the Company, to:
Adams Resources & Energy, Inc.
17 South Briar Hollow Lane, Suite 100
Houston, TX 77027
Attention: Kevin Roycraft
E-mail: kroycraft@adamsresources.com

with a copy, which shall not constitute notice, to:
Locke Lord LLP
2800 Financial Plaza
Providence, RI 02903
Attention: Eugene McDermott, Jon Daly
E-mail:     eugene.mcdermott@lockelord.com; jon.daly@lockelord.com

or to such other address or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

(b)    If the Company or any of its Subsidiaries desires to take any action prohibited by Section 6.01, a representative of the Company will request consent to take such action by sending an email to the representatives of Parent set forth on 11.01(b) of the Company Disclosure Schedule (the “Parent Representatives”), and approval by any Parent Representative via email will be deemed “written consent of Parent” for purposes of Section 6.01.
SECTION 11.02.    No Survival. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Closing. The covenants and agreements of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall not survive the Closing, except to the extent that any covenants and agreements by their terms are to be performed in whole or in part at or after the Closing, including those covenants and agreements set forth in this Article 11, in which case, such covenants shall survive until performed.
SECTION 11.03.    Amendments and Waivers.
(a)    Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that in no event shall the condition set forth in Section 9.01(a) be waivable by any party; provided, further, that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained. Notwithstanding anything to the contrary in the foregoing, no modifications, supplements, amendments or waivers to Section 8.03, Section 10.02, this Section 11.03, Section 11.06, Section 11.07, Section 11.08, Section 11.09, and Section 11.14 (in each case solely to the extent such modification, amendment or waiver relates to or affects any Financing Sources) shall be permitted without the prior written consent of the Financing Sources identified by Purchaser in writing to the Company prior to the date of such modification, amendment or waiver.
(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
SECTION 11.04.    Expenses.
(a)    General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
(b)    Termination Fee and Expense Reimbursement.
(i)    If this Agreement is terminated by the Company pursuant to Section 10.01(d)(i) (Superior Proposal) or by Parent pursuant to Section 10.01(c)(i) (Adverse Recommendation Change), then the Company shall pay or cause to be paid to Parent in immediately available funds $4,000,000 (in each case, such fee, the “Termination Fee”), in the case of a termination by Parent, within three (3) Business Days after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination (or, if later, after Parent’s written request thereof).
(ii)    If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i) (End Date), Section 10.01(b)(iii) (Company No Vote) or Section 10.01(c)(ii) (Company Breach), (B) after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been publicly announced (or solely in the case of a termination pursuant to Section 10.01(c)(ii) (Company Breach), made to the Board of Directors) and not withdrawn and (C) within twelve (12) months after the date of such termination, an Acquisition Proposal shall have been consummated or the Company or its Subsidiaries has entered into a definitive agreement with respect to an Acquisition Proposal (provided that for purposes of this Section 11.04(b)(ii), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay or cause to be paid to Parent in immediately available funds, concurrently with the earlier of the execution of a definitive agreement and the consummation of such Acquisition Proposal, the Termination Fee.
(c)    Notwithstanding anything herein to the contrary, Parent and Merger Sub agree that, upon any termination of this Agreement under circumstances where the Termination Fee is payable by the Company pursuant to Section 11.04(b), if such Termination Fee is paid in full, the receipt by Parent of the Termination Fee shall be deemed to be liquidated damages and the sole and exclusive remedy of Parent and Merger Sub in connection with this Agreement or the transactions contemplated hereby, and Parent and Merger Sub shall be precluded from any other remedy against the Company, at law or in equity or otherwise, and neither Parent nor Merger Sub shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective Representatives (the “Company Related Parties”) in connection with this Agreement or the transactions contemplated hereby, including any breach of this Agreement (other than in the case of fraud or a Willful Breach). Notwithstanding the foregoing, this Section 11.04(c) shall not relieve the Company from any liability for fraud or Willful Breach. Each party acknowledges and agrees that in no event shall the Company be required to pay the Termination Fee on more than one occasion. Each party acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement. Accordingly, if the Company fails to pay the Termination Fee in a timely manner, and, in order to obtain such payment, Parent or Merger Sub commences an Action that results in a judgment against the Company, the Company shall pay to Parent interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made, together with reasonable legal fees and expenses incurred by Parent or Merger Sub in connection with such Action.
SECTION 11.05.    Disclosure Schedule. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) is reasonably apparent on its face. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty (or covenant, as applicable) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect.
SECTION 11.06.    Binding Effect; Benefit; Assignment.
(a)    Subject to Section 11.06(b), the provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except (i) as provided in Section 7.03, Section 10.02 or Section 11.04(c) and (ii) for the right of the Company, on behalf of its stockholders, to pursue damages (which the parties acknowledge and agree shall include damages based on the benefit of the bargain lost by the Company’s stockholders, which shall be deemed in such event to be damages of the Company), no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and, from and after the Effective Time, the holders of shares of Company Common Stock immediately prior to the Effective Time to receive the Merger Consideration in respect thereof. Notwithstanding the foregoing, the Financing Sources are express third party beneficiaries of, and the Financing Sources may enforce, any of the provisions of Section 11.07 and Section 11.14(c) and such other provisions that relate to the Financing Sources.
(b)    No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent and Merger Sub may assign (i) all or any of their rights and obligations under this Agreement to any Affiliate of Parent or (ii) all or any of their rights under this Agreement to any Financing Source for purposes of creating a security interest therein or otherwise as collateral (as to (i) to be effective at or after the Effective Time); provided in each case that (i) no such assignment shall relieve the assigning party of its obligations under this Agreement if such assignee does not fully and timely perform such obligations and (ii) no such assignment shall materially impair or delay the consummation of the transactions contemplated by this Agreement. Subject to the preceding sentence, any purported assignment, delegation or other transfer without such consent shall be void ab initio.
SECTION 11.07.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflicts of law rules or provisions that would compel the application of the laws of another jurisdiction; provided, however, that in any Action brought against or involving any Financing Sources, the foregoing shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice or conflicts of law rules or provisions that would compel the application of the laws of another jurisdiction.
SECTION 11.08.    Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court. Notwithstanding the foregoing, each of the parties hereto acknowledge and irrevocably agree that it will not bring or support, or permit any of its Affiliates to bring or support, any Action, whether in law or in equity, whether in contract or in tort or otherwise, against or involving the Financing Sources arising out of, or relating to, the transactions contemplated hereby, the Financing or the performance of services thereunder or related thereto in any forum other than the state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto submits for itself and its property with respect to any such Action to the exclusive jurisdiction of such courts and irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding in any such courts. Each of the parties hereby irrevocably consents to the exclusive jurisdiction of the courts set forth in this Section 11.08 (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.
SECTION 11.09.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY ACTION AGAINST OR INVOLVING THE FINANCING SOURCES ARISING OUT OF, OR RELATING TO, THE TRANSACTIONS CONTEMPLATED HEREBY, THE FINANCING OR THE PERFORMANCE OF SERVICES THEREUNDER.
SECTION 11.10.    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
SECTION 11.11.    Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Exhibits and Schedules annexed hereto or referred to hereby, are “facts ascertainable” as such term is used in Section 251(b) of the DGCL and, except as otherwise expressly provided herein, are not a part of this Agreement but instead operate upon the terms of this Agreement as provided herein.

SECTION 11.12.    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
SECTION 11.13.    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties hereto agree that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, without the necessity of proving the inadequacy of money damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity. The parties further agree that (x) by seeking the remedies provided for in this Section 11.13, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including, subject to Section 10.02, monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 11.13 are not available or otherwise are not granted and (y) nothing contained in this Section 11.13 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 11.13 before exercising any termination right under Article 10 (and pursuing damages after such termination) nor shall the commencement of any action pursuant to this Section 11.13 or anything contained in this Section 11.13 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 10 or pursue any other remedies under this Agreement that may be available then or thereafter.
SECTION 11.14.    No Recourse.
(a)    This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and their respective successors and assigns and none of (i) Parent or Merger Sub; or (ii) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates (other than Parent or Merger Sub), members, managers, general or limited partners, stockholders and assignees of each of Parent and Merger Sub the Persons in clauses (i) and (ii) collectively, the “Parent Related Parties”) (other than Parent and Merger Sub to the extent set forth in this Agreement) or Company Related Parties (other than the Company to the extent set forth in this Agreement) or any Financing Source shall have any liability for any obligations or liabilities of the parties to this Agreement (whether for indemnification or otherwise) or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. It is further understood that any certificate contemplated by this Agreement and executed by an officer of a party will be deemed to have been delivered only in such officer’s capacity as an officer of such party (and not in his or her individual capacity) and will not entitle any party to assert a claim against such officer in his or her individual capacity.
(b)    The Company (on behalf of itself and any Person claiming by through or on behalf of the Company) agrees that it shall not institute, and shall not permit any of its Representatives or Affiliates to bring, make or institute any action, claim or proceeding (whether based in contract, tort, fraud, strict liability, other Applicable Laws or otherwise, at law or in equity) arising under or in connection with this Agreement or any other agreement executed or delivered in connection herewith or any of the transactions contemplated hereby or thereby against any of the Parent Related Parties or any Financing Source and none of the Parent Related Parties shall have any liability or obligations (whether based in contract, tort, fraud, strict liability, other Applicable Laws or otherwise) to the Company, the Company’s Subsidiaries, any of their respective Representatives or Affiliates (or any Person claiming by, through or on behalf of the Company or its Affiliates) or any of their respective successors, heirs or representatives thereof arising out of or relating to this Agreement or any other agreement executed or delivered in connection herewith or any of the transactions contemplated hereby or thereby, other than, in each case, Parent and Merger Sub to the extent provided herein. Without limiting the generality of the foregoing, to the maximum extent permitted under Applicable Law (and subject only to the specific contractual provisions of this Agreement or an agreement executed or delivered in connection herewith), the Company (on behalf of itself and any person claiming by, through or on behalf of the Company) hereby waives, releases and disclaims any and all rights in respect of any such actions, claims, proceedings, obligations and liabilities.
(c)    In furtherance of the foregoing, none of the Financing Sources will have any liability to the Company, any of its Affiliates or any other Company Related Party relating to or arising out of this Agreement, the Financing or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the Company, any of its Affiliates nor any other Company Related Party will have any rights or claims against any of the Financing Sources hereunder or thereunder, and in no event shall the Company, any of its Affiliates or any other Company Related Party be entitled to seek the remedy of specific performance of the Agreement against the Financing Sources or to recover any amounts from the Financing Sources in respect thereof.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

ADAMS RESOURCES & ENERGY, INC.
By:    /s/ Kevin Roycraft
Name:    Kevin Roycraft
Title:     Chief Executive Officer

TRES ENERGY LLC
By:    /s/ Todd Sullivan
Name:    Todd Sullivan
Title:     Authorized Signatory

ARE ACQUISITION CORPORATION
By:    /s/ Todd Sullivan
Name:    Todd Sullivan
Title:    Authorized Signatory

[Signature page to Merger Agreement]